Exhibit 99.3
Financial Statements and Supplementary Data.

Management’s Report on Internal Control over Financial Reporting
     Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     Management evaluated our internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. As a result of this assessment and based on the criteria in this framework, management has concluded that, as of December 31, 2008, our internal control over financial reporting was effective.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Jefferies Group, Inc.:
We have audited the accompanying consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of earnings, changes in stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferies Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Notes 1 and 11 to the consolidated financial statements, effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” and FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”, and retrospectively adjusted the consolidated financial statements as of and for all periods included herein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Jefferies Group, Inc.’s and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
New York, New York
February 27, 2009, except for Notes 1 and 11, as to which the date is June 24, 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Jefferies Group, Inc.:
We have audited Jefferies Group, Inc. and subsidiaries (the Company) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Jefferies Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, changes in stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008, and our report dated February 27, 2009 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
New York, New York
February 27, 2009

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Financial Condition
December 31, 2008 and 2007
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$1,294,329	$897,872
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	1,151,522	614,949
Financial instruments owned, including securities pledged to creditors of $361,765 and $1,087,906 in 2008 and 2007, respectively:
Corporate equity securities	945,747	2,266,679
Corporate debt securities	1,851,216	2,162,893
U.S. Government, federal agency and other sovereign obligations	447,233	730,921
Mortgage- and asset-backed securities	1,035,996	26,895
Loans	34,407	—
Derivatives	298,144	338,779
Investments at fair value	75,059	104,199
Other	—	2,889

Total financial instruments owned	4,687,802	5,633,255
Investments in managed funds	100,245	293,523
Other investments	140,012	78,715
Securities borrowed	9,011,903	16,422,130
Securities purchased under agreements to resell	1,247,002	3,372,294
Receivable from brokers, dealers and clearing organizations	710,199	715,919
Receivable from customers	499,315	764,833
Premises and equipment	139,390	141,472
Goodwill	358,837	344,063
Other assets	638,129	514,792

Total assets	$19,978,685	$29,793,817

See accompanying notes to Consolidated Financial Statements.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Financial Condition — (Continued)
December 31, 2008 and 2007
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ EQUITY

Bank loans	$—	$280,378
Financial instruments sold, not yet purchased:
Corporate equity securities	739,166	1,389,099
Corporate debt securities	1,578,395	1,407,387
U.S. Government, federal agency and other sovereign obligations	211,045	206,090
Derivatives	220,738	327,076
Other	223	314

Total financial instruments sold, not yet purchased	2,749,567	3,329,966
Securities loaned	3,259,575	7,681,464
Securities sold under agreements to repurchase	6,727,390	11,325,562
Payable to brokers, dealers and clearing organizations	291,291	878,740
Payable to customers	1,736,971	1,415,803
Accrued expenses and other liabilities	634,618	627,597

	15,399,412	25,539,510
Long-term debt	1,764,274	1,764,067
Mandatorily redeemable convertible preferred stock	125,000	125,000
Mandatorily redeemable preferred interest of consolidated subsidiaries	280,923	354,316

Total liabilities	17,569,609	27,782,893

STOCKHOLDERS’ EQUITY
Common stock, $.0001 par value. Authorized 500,000,000 shares; issued 171,167,666 shares in 2008 and 155,375,808 shares in 2007	17	16
Additional paid-in capital	1,870,120	1,115,011
Retained earnings	418,445	1,031,764
Less:
Treasury stock, at cost, 7,951,628 shares in 2008 and 30,922,634 shares in 2007	(115,190)	(394,406)
Accumulated other comprehensive (loss) income:
Currency translation adjustments	(43,675)	10,986
Additional minimum pension liability	(8,446)	(1,827)

Total accumulated other comprehensive (loss) income	(52,121)	9,159

Total common stockholders’ equity	2,121,271	1,761,544
Noncontrolling interests	287,805	249,380

Total stockholders’ equity	2,409,076	2,010,924

Total liabilities and stockholders’ equity	$19,978,685	$29,793,817

See accompanying notes to Consolidated Financial Statements.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Earnings
For each of the years in the three-year period ended December 31, 2008
(In thousands, except per share amounts)

	2008	2007	2006
Revenues:
Commissions	$444,315	$355,601	$280,681
Principal transactions	87,316	390,374	468,002
Investment banking	425,887	750,192	540,596
Asset management fees and investment (loss) income from managed funds	(52,929)	23,534	109,550
Interest	749,577	1,174,883	528,882
Other	28,573	24,311	35,497

Total revenues	1,682,739	2,718,895	1,963,208
Interest expense	660,964	1,150,805	505,606

Net revenues	1,021,775	1,568,090	1,457,602
Interest on mandatorily redeemable preferred interest of consolidated subsidiaries	(69,077)	4,257	—

Net revenues, less mandatorily redeemable preferred interest	1,090,852	1,563,833	1,457,602

Non-interest expenses:
Compensation and benefits	1,522,157	946,309	791,255
Floor brokerage and clearing fees	69,444	71,851	62,564
Technology and communications	127,357	103,763	80,840
Occupancy and equipment rental	76,255	76,765	59,792
Business development	49,376	56,594	48,634
Other	126,524	67,074	65,863

Total non-interest expenses	1,971,113	1,322,356	1,108,948

(Loss) earnings before income taxes and cumulative effect of change in accounting principle	(880,261)	241,477	348,654
Income tax (benefit) expense	(290,249)	93,178	137,541

(Loss) earnings before cumulative effect of change in accounting principle, net	(590,012)	148,299	211,113
Cumulative change effect of change in accounting principle, net	—	—	1,606

Net (loss) earnings	(590,012)	148,299	212,719
Net (loss) earnings to noncontrolling interests	(53,884)	3,634	6,969

Net (loss) earnings to common shareholders	$(536,128)	$144,665	$205,750

Earnings per common share:
Basic-
(Loss) earnings before cumulative effect of change in accounting principle, net	$(3.27)	$0.93	$1.37
Cumulative effect of change in accounting principle, net	—	—	0.01

Net (loss) earnings	$(3.27)	$0.93	$1.38

Diluted-
(Loss) earnings before cumulative effect of change in accounting principle, net	$(3.27)	$0.92	$1.35
Cumulative effect of change in accounting principle, net	—	—	0.01

Net (loss) earnings	$(3.27)	$0.92	$1.36

Weighted average common shares:
Basic	166,163	141,515	133,898
Diluted	166,163	141,903	138,670
See accompanying notes to Consolidated Financial Statements.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
For each of the years in the three-year period ended December 31, 2008
(Dollars in thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Common stock, par value $0.0001 per share
Balance, beginning of year	16	14	7
Issued / stock dividend	1	2	7

Balance, end of year	17	16	14

Additional paid in capital
Balance, beginning of year	1,115,011	876,393	709,447
Benefit plan share activity (1)	52,912	38,053	33,360
Share-based amortization expense	561,661	144,382	83,137
Proceeds from exercise of stock options	840	5,233	17,543
Acquisitions and contingent consideration	5,647	9,240	—
Tax benefits for issuance of share-based awards	6,233	41,710	32,906
Issuance of treasury stock	90,160	—	—
Dividend equivalents on restricted stock units	37,656	—	—

Balance, end of year	1,870,120	1,115,011	876,393

Retained earnings
Balance, beginning of year	1,031,764	952,263	803,262
Cumulative effect of adjustment from adoption of FIN 48	—	(410)	—
Net (loss) earnings to common shareholders	(536,128)	144,665	205,750
Dividends	(76,477)	(64,754)	(56,749)
Acquisition adjustments	(714)	—	—

Balance, end of year	418,445	1,031,764	952,263

Treasury stock, at cost
Balance, beginning of year	(394,406)	(254,437)	(220,703)
Purchases	(21,765)	(147,809)	(23,972)
Returns / forfeitures	(42,438)	(7,785)	(9,762)
Issued	343,419	15,625	—

Balance, end of year	(115,190)	(394,406)	(254,437)

Accumulated other comprehensive income (loss)
Balance, beginning of year	9,159	6,854	(5,163)
Currency adjustment, net of tax	(54,661)	1,222	8,802
Pension adjustment, net of tax	(6,619)	1,083	3,215

Balance, end of year	(52,121)	9,159	6,854

Total common stockholders’ equity	2,121,271	1,761,544	1,581,087

Noncontrolling interests
Balance, beginning of year	249,380	31,911	36,494
Net (loss) earnings to noncontrolling interests	(53,884)	3,634	6,969
Contributions	99,725	226,022	1,260
Distributions	(11,553)	(12,187)	(12,812)
Consolidation of asset management entity	4,137	—	—

Balance, end of year	287,805	249,380	31,911

Total stockholders’ equity	2,409,076	2,010,924	1,612,998

(1)	Includes grants related to the Incentive Plan, Deferred Compensation Plan, and Director Plan.
See accompanying notes to Consolidated Financial Statements.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Three years ended December 31, 2008
(Dollars in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net (loss) earnings	$(590,012)	$148,299	$212,719

Adjustments to reconcile net (loss) earnings to net cash provided by (used in) operating activities:
Cumulative effect of accounting change, net	—	—	(1,606)
Depreciation and amortization	29,482	27,863	19,891
Accruals related to various benefit plans, stock issuances, net of forfeitures	572,136	174,652	109,505
Deferred income taxes	(180,706)	(6,269)	(37,982)
Interest on mandatorily redeemable preferred interests of consolidated subsidiaries	(69,077)	4,257	—
(Increase) decrease in cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	(535,091)	(285,852)	89,488
Decrease (increase) in receivables:
Securities borrowed	7,395,756	(6,710,158)	(1,568,414)
Brokers, dealers and clearing organizations	(69,932)	(304,629)	160,676
Customers	256,038	(101,261)	(186,651)
Decrease (increase) in financial instruments owned	987,021	(645,716)	(2,758,246)
Increase in other investments	(61,297)	(35,955)	(16,084)
Decrease (increase) in investments in managed funds	196,691	20,653	(94,753)
Decrease (increase) in securities purchased under agreements to resell	2,125,292	(3,146,118)	(226,176)
Decrease (increase) in other assets	57,313	(21,559)	(65,031)
(Decrease) increase in payables:
Securities loaned	(4,421,889)	920,290	(934,990)
Brokers, dealers and clearing organizations	(540,086)	284,713	349,913
Customers	337,771	405,368	183,265
(Decrease) increase in financial instruments sold, not yet purchased	(567,777)	(339,094)	2,298,436
(Decrease) increase in securities sold under agreements to repurchase	(4,598,172)	9,232,724	2,092,838
Increase (decrease) in accrued expenses and other liabilities	29,821	(51,785)	103,636

Net cash provided by (used in) operating activities	353,282	(429,577)	(269,566)

Cash flows from investing activities:
Decrease in short-term bond funds	—	—	7,037
Purchase of premises and equipment	(35,957)	(76,893)	(39,342)
Business acquisitions, net of cash received	—	(33,437)	—
Deconsolidation of asset management entity	(63,665)	—	—
Cash paid for contingent consideration	(37,670)	(25,720)	(19,944)

Net cash flows used in investing activities	(137,292)	(136,050)	(52,249)

Continued on next page.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows — (Continued)
Three years ended December 31, 2008
(Dollars in thousands)

	2008	2007	2006
Cash flows from financing activities:
Tax benefits from the issuance of share-based awards	$6,233	$41,710	$32,906
Proceeds from reorganization of high yield secondary market trading	—	361,735	—
Redemptions and distributions related to our reorganization of high yield secondary market trading	—	(31,858)	—
Repayment of long-term debt	—	(100,000)	—
Net proceeds from (payments on):
Equity financing	433,579	—	—
Bank loans	(283,033)	280,386	—
Issuance of senior notes	—	593,176	492,155
Termination of interest rate swaps	—	8,452	—
Issuance of mandatorily redeemable convertible preferred stock	—	—	125,000
Mandatorily redeemable preferred interest of consolidated subsidiaries	(4,257)	—	—
Noncontrolling interest	89,540	3,849	(11,553)
Repurchase of treasury stock	(21,765)	(147,809)	(23,972)
Dividends	(38,821)	(64,754)	(56,749)
Exercise of stock options, not including tax benefits	840	5,233	17,543

Net cash provided by financing activities	182,316	950,120	575,330

Effect of foreign currency translation on cash and cash equivalents	(1,849)	338	3,593

Net increase in cash and cash equivalents	396,457	384,831	257,108
Cash and cash equivalents at beginning of year	897,872	513,041	255,933

Cash and cash equivalents at end of year	$1,294,329	$897,872	$513,041

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest	$695,177	$1,133,861	$492,179
Income taxes	(23,753)	69,973	198,294
Acquisitions:
Fair value of assets acquired, including goodwill		61,999
Liabilities assumed		(6,150)
Stock issued		(22,412)

Cash paid for acquisition		33,437
Cash acquired in acquisition		—

Net cash paid for acquisition		33,437
Supplemental disclosure of non-cash financing activities:
Non-cash proceeds from reorganization of high yield secondary market trading	—	230,169	—
In 2006 and 2007, the additional minimum pension liability included in stockholders’ equity of $2,910 and $1,827, respectively, resulted from a decrease of $3,215 and $1,083, respectively, to accrued expenses and other liabilities and an offsetting increase in stockholders’ equity.
In 2008, the additional minimum pension liability included in stockholders’ equity of $8,446 resulted from an increase of $6,619 to accrued expenses and other liabilities and an offsetting decrease in stockholders’ equity.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows — (Continued)
Three years ended December 31, 2008
(Dollars in thousands)
On April 21, 2008, we issued 26,585,310 shares of common stock and made a cash payment to Leucadia National Corporation (“Leucadia”) of approximately $100 million. In exchange, we received from Leucadia 10,000,000 common shares of Leucadia. During 2008, we sold the 10,000,000 common shares of Leucadia and thus realized approximately $433.6 million in net cash from the issuance of our shares.
During 2008, we deconsolidated an entity related to our asset management activities due to changes in the nature and level of our investment in the entity. Prior to deconsolidation, total assets (including cash and cash equivalents) and total liabilities of the entity were $79.6 million and $22.8 million, respectively, and noncontrolling interest related to the entity was $0.7 million. Upon deconsolidation, we recorded an investment in this entity of $56.1 million, which is included in investments in managed funds on our Consolidated Statements of Financial Condition.
See accompanying notes to Consolidated Financial Statements.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
For each of the years in the three-year period ended December 31, 2008
(Dollars in thousands)

	2008	2007	2006

Net (loss) earnings to common shareholders	$(536,128)	$144,665	$205,750

Other comprehensive (loss) income, net of tax:
Currency translation adjustments	(54,661)	1,222	8,802
Minimum pension liability adjustments, net of tax (1)	(6,619)	1,083	3,215

Total other comprehensive (loss) income, net of tax (2)	(61,280)	2,305	12,017

Comprehensive (loss) income	$(597,408)	$146,970	$217,767

(1)	Includes income tax expense (benefit) of $(4.3) million, $0.9 million and $2.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(2)	Total other comprehensive income, net of tax, is attributable to Jefferies Group. No other comprehensive income is attributable to noncontrolling interests.
See accompanying notes to Consolidated Financial Statements.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(1) Organization and Summary of Significant Accounting Policies
Organization
     The accompanying audited Consolidated Financial Statements include the accounts of Jefferies Group, Inc. and all its subsidiaries (together, “we” or “us”), including Jefferies & Company, Inc. (“Jefferies”), Jefferies Execution Services, Inc., (“Jefferies Execution”), Jefferies International Limited, Jefferies Asset Management, LLC, Jefferies Financial Products, LLC and all other entities in which we have a controlling financial interest or are the “primary beneficiary”, including Jefferies High Yield Holdings, LLC (“JHYH”), Jefferies Special Opportunities Partners, LLC and Jefferies Employees Special Opportunities Partners, LLC. The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles for financial information and with the instructions to Form 10-K.
     On April 21, 2008, we issued 26,585,310 shares of common stock and made a cash payment of approximately $100 million to Leucadia National Corporation (“Leucadia”). In exchange, we received from Leucadia 10,000,000 common shares of Leucadia. During the second quarter of 2008, we sold the 10,000,000 common shares of Leucadia and thus realized approximately $433.6 million in net cash from the issuance of our shares.
Reclassifications
     Starting in the third quarter of 2007, we include investments and investments in managed funds as a component of cash flows from operating activities rather than cash flows from investing activities and accordingly have reclassed the prior period to be consistent with the current presentation. We believe that a change in classification of a cash flow item represents a reclassification of information and not a change in accounting principle. The amounts involved are immaterial to the Consolidated Financial Statements taken as a whole. In addition, the change only affects the presentation within the Consolidated Statements of Cash Flows and does not impact the Consolidated Statements of Financial Condition or the Consolidated Statements of Earnings, debt balances or compliance with debt covenants.
     Certain other reclassifications have been made to previously reported balances to conform to the current presentation.
Common Stock
     On April 18, 2006, we declared a 2-for-1 split of all outstanding shares of our common stock, payable May 15, 2006 to stockholders of record as of April 28, 2006. The stock split was effected as a stock dividend of one share for each one share outstanding on the record date. All share, share price and per share information included in this annual report, including the Consolidated Financial Statements and the notes thereto, have been restated to retroactively reflect the effect of the 2-for-1 stock split.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
Summary of Significant Accounting Policies
Principles of Consolidation
     Our policy is to consolidate all entities in which we own more than 50% of the outstanding voting stock and have control. In addition, in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”), as revised, we consolidate entities which lack characteristics of an operating entity or business for which we are the primary beneficiary. Under FIN 46(R), the primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, direct or implied. In situations where we have significant influence but not control of an entity that does not qualify as a variable interest entity, we apply the equity method of accounting or fair value accounting. We also have formed nonconsolidated investment vehicles with third-party investors that are typically organized as limited partnerships. We act as general partner for these investment vehicles and have generally provided the third-party investors with termination or “kick-out” rights as defined by Emerging Issues Task Force (“EITF”) EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.
     All material intercompany accounts and transactions are eliminated in consolidation.
Revenue Recognition Policies
     Commissions. All customer securities transactions are reported on the Consolidated Statements of Financial Condition on a settlement date basis with related income reported on a trade-date basis. Under clearing agreements, we clear trades for unaffiliated correspondent brokers and retain a portion of commissions as a fee for our services. Correspondent clearing revenues are included in other revenue. We permit institutional customers to allocate a portion of their gross commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. Soft dollar expenses amounted to $42.9 million, $39.3 million and $32.1 million for 2008, 2007 and 2006, respectively. We account for the cost of these arrangements on an accrual basis. Our accounting policy for commission revenues incorporates the guidance contained in Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenues Gross versus Net, because we are not the primary obligor of such arrangements, and accordingly, expenses relating to soft dollars are netted against the commission revenues.
     Principal Transactions. Financial instruments owned, securities pledged and financial instruments sold, but not yet purchased (all of which are recorded on a trade-date basis) are carried at fair value with unrealized gains and losses reflected in principal transactions in the Consolidated Statement of Earnings on a trade date basis, except for unrealized gains and losses on financial instruments held by consolidated asset management entities, which are presented in asset management fees and investment (loss) income from managed funds.
     Investment Banking. Underwriting revenues and fees from mergers and acquisitions, restructuring and other investment banking advisory assignments are recorded when the services related to the underlying transaction are completed under the terms of the assignment or engagement. Expenses associated with such transactions are deferred until reimbursed by the client, the related revenue is recognized or the engagement is otherwise concluded. Expenses are recorded net of client reimbursements. Revenues are presented net of related unreimbursed expenses. Unreimbursed expenses with no related revenues are included in business development in the Consolidated Statement of Earnings. Reimbursed expenses totaled approximately $14.3 million, $11.2 million and $17.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
     Asset Management Fees and Investment (Loss) Income From Managed Funds. Asset management fees and investment (loss) income from managed funds include revenues we receive from management, administrative and performance fees from funds managed by us, revenues from management and performance fees we receive from third-party managed funds, and investment (loss) income from our investments in these funds. We receive fees in connection with management and investment advisory services performed for various funds and managed accounts. These fees are based on the value of assets under management and may include performance fees based upon the performance of the funds. Management and administrative fees are generally recognized over the period that the related service is provided based upon the beginning or ending Net Asset Value of the relevant period. Generally, performance fees are earned when the return on assets under management exceeds certain benchmark returns, “high-water marks”, or other performance targets. Performance fees are accrued on a monthly basis and are not subject to adjustment once the measurement period ends (annually) and performance fees have been realized.
     Interest Revenue and Expense. We recognize contractual interest on financial instruments owned and financial instruments sold, but not yet purchased, on an accrual basis as a component of interest revenue and expense. Interest flows on derivative trading transactions and dividends are included as part of the fair valuation of these contracts in principal transactions in the Consolidated Statement of Earnings and are not recognized as a component of interest revenue or expense. We account for our short-term, long-term borrowings and our mandatorily redeemable convertible preferred stock on an accrual basis with related interest recorded as interest expense. In addition, we recognize interest revenue related to our securities borrowed and securities purchased under agreements to resell activities and interest expense related to our securities loaned and securities sold under agreements to repurchase activities on an accrual basis.
Cash Equivalents
     Cash equivalents include highly liquid investments not held for resale with original maturities of three months or less.
Cash and Securities Segregated and on Deposit for Regulatory Purposes or Deposited With Clearing and Depository Organizations
     In accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, Jefferies & Company, Inc., as a broker-dealer carrying client accounts, is subject to requirements related to maintaining cash or qualified securities in a segregated reserve account for the exclusive benefit of its clients. In addition, certain financial instruments used for initial and variation margin purposes with clearing and depository organizations are recorded in this caption.
Foreign Currency Translation
     Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the end of a period. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, if any, are included in other comprehensive (loss) income. Gains or losses resulting from foreign currency transactions are included in principal transactions in the Consolidated Statements of Earnings.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
Financial Instruments Owned and Financial Instruments Sold, not yet Purchased and Fair Value
     Financial instruments owned and financial instruments sold, not yet purchased are recorded at fair value, either through the fair value option election or as required by other accounting pronouncements. These instruments primarily represent our trading activities and include both cash and derivative products. Realized and unrealized gains and losses are recognized in principal transactions in our Consolidated Statements of Earnings. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).
Fair Value Hierarchy
     We adopted FASB 157, Fair Value Measurements (“FASB 157”), as of the beginning of 2007. FASB 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and enhances disclosure requirements for fair value measurements. FASB 157 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the transparency of inputs as follows:
Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments whose fair value have been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Instruments that have little to no pricing observability as of the reported date. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.
Valuation Process for Financial Instruments
     Financial instruments are valued at quoted market prices, if available. For financial instruments that do not have readily determinable fair values through quoted market prices, the determination of fair value is based upon consideration of available information, including current financial information, restrictions on dispositions, fair values of underlying financial instruments and quotations for similar instruments. Certain financial instruments have bid and ask prices that can be observed in the marketplace. For financial instruments whose inputs are based on bid-ask prices, mid-market pricing is applied and adjusted to the point within the bid-ask range that meets our best estimate of fair value. For offsetting positions in the same financial instrument, the same price within the bid-ask spread is used to measure both the long and short positions.
     The valuation process for financial instruments may include the use of valuation models and other techniques. Adjustments to valuations derived from valuation models may be made when, in management’s judgment, either the size of the position in the financial instrument in a nonactive market or other features of the financial instrument such as its complexity, or the market in which the financial instrument is traded require that an adjustment be made to the value derived from the models. An adjustment may be made if a financial instrument is subject to sales restrictions that would result in a price less than the quoted market price. Adjustments from the price derived from

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
a valuation model reflect management’s judgment that other participants in the market for the financial instrument being measured at fair value would also consider in valuing that same financial instrument and are adjusted for assumptions about risk uncertainties and market conditions. Results from valuation models and valuation techniques in one period may not be indicative of future period fair value measurements.
     Cash products — Where quoted prices are available in an active market, cash products are classified in Level 1 of the fair value hierarchy and valued based on the quoted exchange price, which is generally obtained from pricing services. Level 1 cash products are highly liquid instruments and include listed equity and money market securities and G-7 government and agency securities. Cash products classified within Level 2 of the fair value hierarchy are based primarily on broker quotations, pricing service data from external providers and prices observed for recently executed market transactions. If quoted market prices are not available for the specific security then fair values are estimated by using pricing models, quoted prices of cash products with similar characteristics or discounted cash flow models. Examples of cash products classified within Level 2 of the fair value hierarchy are corporate, convertible and municipal bonds and agency and non-agency mortgage-backed securities. If there is limited transaction activity or less transparency to observe market-based inputs to valuation models, cash products presented at fair value are classified in Level 3 of the fair value hierarchy. Fair values of cash products classified in Level 3 are generally based on an assessment of each underlying investment, cash flow models, market data of any recent comparable company transactions and trading multiples of companies considered comparable to the instrument being valued and incorporate assumptions regarding market outlook, among other factors. Cash products in this category include illiquid equity securities, equity interests in private companies, auction rate securities, commercial loans, private equity and hedge fund investments, distressed debt instruments and certain non-agency mortgage-backed securities as little external price information is currently available for these products. For distressed debt instruments and commercial loans, loss assumptions must be made based on default scenarios and market liquidity and prepayment assumptions must be made for mortgage-backed securities.
     Derivative products — Exchange-traded derivatives are valued using quoted market prices, which are generally obtained from pricing services and are classified within Level 1 of the fair value hierarchy. Over-the-counter (“OTC”) derivative products are generally valued using models, whose inputs reflect assumptions that we believe market participants would use in valuing the derivative in a current period transaction. Inputs to valuation models are appropriately calibrated to market data, including but not limited to yield curves, interest rates, volatilities, equity, debt and commodity prices and credit curves. Fair value can be modeled using a series of techniques, including the Black-Scholes option pricing model and other comparable simulation models. For certain OTC derivative contracts, inputs to valuation models do not involve a high degree of subjectivity as the valuation model inputs are readily observable or can be derived from actively quoted markets. OTC derivative contracts thus classified in Level 2 include certain credit default swaps, interest rate swaps, foreign currency forwards, commodity swaps and option contracts, equity option contracts and to-be-announced (“TBA”) securities. Derivative products that are valued based on models with significant unobservable market inputs are classified within Level 3 of the fair value hierarchy. Level 3 derivative products include equity warrant and option contracts where the volatility of the underlying equity securities are not observable due to the terms of the contracts and the correlation sensitivity to market indices is not transparent for the term of the derivatives.
Investments in Managed Funds
     Investments in managed funds include our investments in funds managed by us and our investments in third-party managed funds in which we are entitled to a portion of the management and/or performance fees. Investments in nonconsolidated managed funds are accounted for using the equity method or at fair value depending on the nature and level of our investment. Gains or losses on our investments in managed funds are included in asset management fees and investment (loss) income from managed funds in the Consolidated Statements of Earnings.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
Other Investments
     Other investments includes investments entered into where we exercise significant influence over operating and capital decisions in private equity and other operating entities in connection with our capital market activities and loans issued in connection with such activities. Other investments are accounted for on the equity method or at cost, as appropriate.
Receivable from, and Payable to, Customers
     Receivable from and payable to customers includes amounts receivable and payable on cash and margin transactions. Securities owned by customers and held as collateral for these receivables are not reflected in the accompanying consolidated financial statements. Receivable from officers and directors represents balances arising from their individual security transactions. These transactions are subject to the same regulations as customer transactions and are provided on substantially the same terms.
Securities Borrowed and Securities Loaned
     Securities borrowed and securities loaned are carried at cost. In connection with both trading and brokerage activities, we borrow securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lend securities to other brokers and dealers for similar purposes. We have an active securities borrowed and lending matched book business in which we borrow securities from one party and lend them to another party. When we borrow securities, we generally provide cash to the lender as collateral, which is reflected in our Consolidated Statements of Financial Condition as securities borrowed. We earn interest revenues on this cash collateral. Similarly, when we lend securities to another party, that party provides cash to us as collateral, which is reflected in our Consolidated Statements of Financial Condition as securities loaned. We pay interest expense on the cash collateral received from the party borrowing the securities. A substantial portion of our interest revenues and interest expenses results from this matched book activity. We monitor the fair value of the securities borrowed and loaned on a daily basis and request additional collateral or return excess collateral, as appropriate.
Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase
     Securities purchased under agreements to resell and securities sold under agreements to repurchase (collectively “repos”) are accounted for as collateralized financing transactions and are recorded at their contracted repurchase or resale amount. We earn net interest revenues from this activity which is reflected in our Consolidated Statements of Earnings.
     We monitor the fair value of the underlying securities daily versus the related receivable or payable balances. Should the fair value of the underlying securities decline or increase, additional collateral is requested or excess collateral is returned, as appropriate.
     We carry repos on a net basis when permitted under the provisions of FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements (“FIN 41”).
Premises and Equipment
     Premises and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets (generally three to ten years). Leasehold improvements are amortized using the straight-line method over the term of the related leases or the estimated useful lives of the assets, whichever is shorter.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
Goodwill
     At least annually, and more frequently if warranted, we assess whether goodwill has been impaired by comparing the estimated fair value of each reporting unit with its estimated net book value, by estimating the amount of stockholders’ equity required to support each reporting unit. Periodically estimating the fair value of a reporting unit requires significant judgment and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant effect on whether or not an impairment charge is recorded and the magnitude of such a charge. As of December 31, 2008, no impairment has been identified.
     Our Jefferies Execution subsidiary recorded a goodwill impairment charge of $26 million during the fourth quarter of 2007. Jefferies Execution is a registered broker-dealer. Therefore, goodwill relating to the acquisition of Jefferies Execution in 2001, formerly Helfant Group, Inc., was “pushed down” from us to Jefferies Execution in accordance with Emerging Issues Task Force Issue No. D-97, Push Down Accounting.
     We have two reporting units, Capital Markets and Asset Management, as defined by FASB 142, Goodwill and Other Intangible Assets. Jefferies Execution is not a reporting unit of ours and we have not recorded this $26 million goodwill impairment charge in our Consolidated Financial Statements.
Income Taxes
     We file a consolidated U.S. federal income tax return, which includes all of our qualifying subsidiaries. We also are subject to income tax in various states and municipalities and those foreign jurisdictions in which we operate. Amounts provided for income taxes are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income taxes are provided for temporary differences in reporting certain items, principally, amortization of share-based compensation, deferred compensation, unrealized gains and losses on investments and tax amortization on intangible assets. The realization of deferred tax assets is assessed and a valuation allowance is recorded to the extent that it is more likely than not that any portion of the deferred tax asset will not be realized. Tax credits are recorded as a reduction of income taxes when realized.
     We adopted EITF Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”), as of January 1, 2008. EITF 06-11 requires that the tax benefit related to dividends and dividend equivalents paid on nonvested share based payment awards and outstanding equity options should be recognized as an increase to additional paid in capital. Prior to EITF 06-11, such income tax benefit was recognized as a reduction of income tax expense. These amounts are included in tax benefits for issuance of share-based awards in the Consolidated Statement of Changes in Stockholders’ Equity.
Legal Reserves
     We recognize a liability for a contingency when it is probable that a liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount of such loss, and if such amount is not determinable, then we accrue the minimum of the range of probable loss.
     We record reserves related to legal proceedings in accrued expenses and other liabilities. Such reserves are established and maintained in accordance with FASB 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss an Interpretation of FASB Statement No. 5. The determination of these reserve amounts requires significant judgment on the part of management. Our management

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
considers many factors including, but not limited to: the amount of the claim; the basis and validity of the claim; previous results in similar cases; and legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management.
Share-based Compensation
     We account for share-based compensation under the guidance of FASB 123R, Share-Based Payment (“FASB 123R”). Share-based awards are measured based on the grant-date fair value of the award and recognized over the period from the service inception date through the date the employee is no longer required to provide service to earn the award. Expected forfeitures are included in determining share-based compensation expense.
Earnings per Common Share
Basic earnings per share (“EPS”) is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of common shares outstanding and certain other shares committed to be, but not yet issued. Net earnings (loss) available to common shareholders represents net earnings (loss) to common shareholders reduced by the allocation of earnings to participating securities. Losses are not allocated to participating securities. Common shares outstanding and certain other shares committed to be, but not yet issued, include restricted stock and restricted stock units for which no future service is required. Diluted EPS is computed by dividing net earnings available to common shareholders plus dividends on dilutive mandatorily redeemable convertible preferred stock by the weighted average number of common shares outstanding and certain other shares committed to be, but not yet issued, plus all dilutive common stock equivalents outstanding during the period.
We adopted FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1) on January 1, 2009. Under FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and, therefore, are included in the earnings allocation in computing earnings per share under the two-class method described in FASB 128, Earnings per Share. We grant restricted stock and restricted stock units as part of our share-based compensation that contain nonforfeitable rights to dividends and dividend equivalents, respectively, and therefore, prior to the requisite service being rendered for the right to retain the award, restricted stock and restricted stock units meet the definition of a participating security under FSP EITF 03-6-1. As such, we calculate Basic and Diluted earnings per share under the two-class method. FSP EITF 03-6-1 is to be applied retrospectively. All prior-period earnings per share data presented have been adjusted to comply with the provisions of FSP EITF 03-6-1. In addition to the impacts previously described on the consolidated financial statements, the adoption of FSP EITF 03-6-1 also impacts disclosure of these amounts as provided within Notes 12 to these consolidated financial statements.
Securitization Activities
     We engage in securitization activities related to residential mortgage-backed securities. Generally, such transfers of financial assets are accounted for as sales when we have relinquished control over the transferred assets. The gain or loss on sale of such financial assets depends, in part, on the previous carrying amount of the assets involved in the transfer allocated between the assets sold and the retained interests, if any, based upon their respective fair values at the date of sale.
Accounting and Regulatory Developments
FASB 141R. In December 2007, the FASB issued FASB 141 (revised 2007), Business Combinations (“FASB 141R”). Under FASB 141R, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration measured at their fair value at the acquisition date for any business combination consummated after the effective date. It further requires that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, we will apply the provisions of FASB 141R to business combinations occurring after January 1, 2009. Adoption of FASB 141R will not affect our

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
financial condition, results of operations or cash flows, but may have an effect on accounting for future business combinations.
FASB 160. In December 2007, the FASB issued FASB 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“FASB 160”). FASB 160 requires an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the Consolidated Statement of Earnings; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and shall be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. Accordingly, we adopted FASB 160 effective January 1, 2009. The adoption of FASB 160 resulted in an increase to stockholders’ equity of $287.8 million and a decrease to total liabilities of $287.8 million on our opening 2009 Consolidated Statement of Financial Condition. All prior period financial information has been adjusted to conform to the presentation requirements of FASB 160.
In addition to the impacts previously described on the consolidated financial statements, the adoption of FASB No. 160 also impacts disclosure of these amounts as provided within Notes 4, 9, 11, 17, and 20 to these consolidated financial statements.
FSP FAS 140-3. In February 2008, the FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP FAS 140-3”). FSP FAS 140-3 requires an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously or in contemplation of the initial transfer to be evaluated as a linked transaction under FASB 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“FASB No. 140”) unless certain criteria are met. FSP FAS 140-3 is effective for fiscal years beginning after November 15, 2008. FSP FAS 140-3 is to be applied prospectively for new transactions entered into after the adoption date. The adoption of FSP FAS 140-3 did not have a material effect on financial condition or cash flows; and adoption of FSP FAS 140-3 will have no effect on our results of operations.
FASB 161. In March 2008, the FASB issued FASB 161, Disclosures about Derivative Instruments and Hedging Activities (“FASB 161”). FASB 161 amends and expands the disclosure requirements of FASB 133, Accounting for Derivative Instruments and Hedging Activities, and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts and disclosures about credit-risk-related contingent features in derivative agreements. FASB 161 is effective for the fiscal years and interim periods beginning after November 15, 2008. Accordingly, we adopted FASB 161 effective January 1, 2009. Since FASB 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of FASB 161 will not affect our financial condition, results of operations or cash flows.
FSP APB 14-1. In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants and specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for fiscal years and interim periods beginning after December 31, 2008. The adoption of FSP APB 14-1 will not have an affect on our financial condition and results of operations.
FSP EITF 03-6-1. In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in FASB 128, Earnings per Share. Under FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities

JEFFERIES GROUP, INC.
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Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
and shall be included in the computation of EPS pursuant to the two-class method. FSP EITF 03-6-1 is effective for fiscal years and interim periods beginning after December 31, 2008. Accordingly, we adopted FSP EITF 03-6-1 on January 1, 2009. All prior-period EPS data presented has been adjusted to comply with the provisions of FSP EITF 03-6-1. The adoption of FSP EITF 03-6-1 reduced previously reported Basic EPS from a loss of $3.23 to a loss of $3.27 for the year ended December 31, 2008, from earnings of $1.02 to earnings of $0.93 for the year ended December 31, 2007, and from earnings of $1.54 to earnings of $1.38 for the year ended December 31, 2006. The adoption of FSP EITF 03-6-1 reduced previously reported Diluted EPS from a loss of $3.23 to a loss of $3.27 for the year ended December 31, 2008, from earnings of $0.97 to a earnings of $0.92 for the year ended December 31, 2007, and from earnings of $1.42 to earnings of $1.36 for the year ended December 31, 2006.
FSP FAS 133-1 and FIN 45-4. In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 require enhanced disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument, and require additional disclosure about the current status of the payment/performance risk of a guarantee. We adopted FSP FAS 133-1 and FIN 45-4 for our year end consolidated financial statements as of December 31, 2008. Since FSP FAS 133-1 and FIN 45-4 require only additional disclosures, the adoption did not have an effect on our financial condition, results of operations or cash flows.
FSP FAS 157-3. In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is not Active (“FSP FAS 157-3”). FSP FAS 157-3 is consistent with the joint press release the FASB issued with the Securities and Exchange Commission on September 30, 2008, which provides general clarification guidance on determining fair value under FASB 157 when markets are inactive. FSP FAS 157-3 specifically addresses the use of judgment in determining whether a transaction in a dislocated market represents fair value, the inclusion of market participant risk adjustments when an entity significantly adjusts observable market data based on unobservable inputs, and the degree of reliance to be placed on broker quotes or pricing services. FSP FAS 157-3 was effective immediately upon issuance and did not have an effect on our financial condition, results of operations or cash flows.
FSP FAS 140-4 and FIN 46(R)-8. In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 require public entities to provide additional disclosures about transfers of financial assets and require public enterprises to provide additional disclosures about their involvement with variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 were adopted for our year end consolidated financial statements as of December 31, 2008 and did not affect our financial condition, results of operations or cash flows as it requires only additional disclosures.
Use of Estimates
Our management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with U.S. generally accepted accounting principles. The most important of these estimates and assumptions relate to fair value measurements and compensation and benefits. Although these and other estimates and assumptions are based on the best available information, actual results could be materially different from these estimates.

JEFFERIES GROUP, INC.
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Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(2) Cash, Cash Equivalents, and Short-Term Investments
     We generally invest our excess cash in money market funds and other short-term investments. Cash equivalents include highly liquid investments not held for resale with original maturities of three months or less. The following are financial instruments that are cash and cash equivalents or are deemed by our management to be generally readily convertible into cash as of December 31, 2008 and 2007 (in thousands of dollars):

	December 31,	December 31,
	2008	2007
Cash and cash equivalents:
Cash in banks	$765,056	$248,174
Money market investments	529,273	649,698

Total cash and cash equivalents	1,294,329	897,872
Cash and securities segregated (1)	1,151,522	614,949

	$2,445,851	$1,512,821

(1)	Consists of deposits at exchanges and clearing organizations, as well as deposits in accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, which subjects Jefferies, as a broker dealer carrying client accounts, to requirements related to maintaining cash or qualified securities in a segregated reserve account for the exclusive benefit of its clients.
(3) Receivable from, and Payable to, Customers
     The following is a summary of the major categories of receivables from and payable to customers as of December 31, 2008 and 2007 (in thousands of dollars):

	2008	2007
Receivable from Customers:
Customers (net of allowance for uncollectible accounts of $4,355 in 2008 and $1,493 in 2007)	$496,590	$754,472
Officers and directors	2,725	10,361

	$499,315	$764,833

Payable to Customers	$1,736,971	$1,415,803

     Receivable from officers and directors represents standard margin loan balances arising from their individual security transactions. These transactions are subject to the same terms and conditions as customer transactions.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(4) Financial Instruments Owned and Financial Instruments Sold, Not Yet Purchased
     The following is a summary of the fair value of major categories of financial instruments owned and financial instruments sold, not yet purchased, as of December 31, 2008 and 2007 (in thousands of dollars):

	December 31, 2008		December 31, 2007
		Financial		Financial
		Instruments		Instruments
	Financial	Sold,	Financial	Sold,
	Instruments	Not Yet	Instruments	Not Yet
	Owned	Purchased	Owned	Purchased
Corporate equity securities	$945,747	$739,166	$2,266,679	$1,389,099
Corporate debt securities	1,851,216	1,578,395	2,162,893	1,407,387
U.S. Government, federal agency and other sovereign obligations	447,233	211,045	730,921	206,090
Mortgage- and asset-backed securities	1,035,996	—	26,895	—
Loans	34,407	—	—	—
Derivatives	298,144	220,738	338,779	327,076
Investments at fair value	75,059	—	104,199	—
Other	—	223	2,889	314

	$4,687,802	$2,749,567	$5,633,255	$3,329,966

     We elected to apply the fair value option to loans and loan commitments made in connection with our investment banking activities and certain investments held by subsidiaries that are not registered broker-dealers as defined in the AICPA Audit and Accounting Guide, Brokers and Dealers in Securities. The fair value option was elected for loans and loan commitments and investments held by subsidiaries that are not registered broker-dealers because they are risk managed by us on a fair value basis.
     Financial instruments owned includes securities pledged to creditors. The following is a summary of the fair value of major categories of securities pledged to creditors as of December 31, 2008 and 2007 (in thousands of dollars):

	December 31,	December 31,
	2008	2007

Corporate equity securities	$360,356	$985,783
Corporate debt securities	1,409	102,123

	$361,765	$1,087,906

     At December 31, 2008 and December 31, 2007, the approximate fair value of securities received by us in connection with resale agreements and securities borrowings that may be sold or repledged by us was $9.7 billion and $19.8 billion, respectively. At December 31, 2008 and December 31, 2007, a substantial portion of these securities received by us had been sold or repledged.
     The following is a summary of our financial assets and liabilities that are accounted for at fair value as of December 31, 2008 and December 31, 2007 by level within the fair value hierarchy (in thousands of dollars):

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007

	As of December 31, 2008
				Counterparty
				and Cash
				Collateral
	Level 1	Level 2	Level 3	Netting	Total
Assets:
Financial instruments owned:
Securities	$1,125,752	$2,782,707	$371,733	$—	$4,280,192
Loans	—	11,824	22,583	—	34,407
Derivative instruments	258,827	920,687	—	(881,370)	298,144
Investments at fair value	—	—	75,059	—	75,059

Total financial instruments owned	1,384,579	3,715,218	469,375	(881,370)	4,687,802
Level 3 assets for which the firm does not bear economic exposure (1)			(146,244)

Level 3 assets for which the firm bears economic exposure			323,131

Liabilities:
Financial instruments sold, not yet purchased:
Securities	757,260	1,768,054	3,515	—	2,528,829
Derivative instruments	187,806	491,876	8,197	(467,141)	220,738

Total financial instruments sold, not yet purchased	945,066	2,259,930	11,712	(467,141)	2,749,567

(1)	Consists of Level 3 assets which are attributable to minority investors or attributable to employee noncontrolling interests in certain consolidated entities.

	As of December 31, 2007
				Counterparty
				and Cash
				Collateral
	Level 1	Level 2	Level 3	Netting	Total
Assets:
Financial instruments owned:
Securities	$2,122,640	$2,819,240	$248,397	$—	$5,190,277
Derivative instruments	316,176	118,905	—	(96,302)	338,779
Investments at fair value	—	—	104,199	—	104,199

Total financial instruments owned	2,438,816	2,938,145	352,596	(96,302)	5,633,255
Level 3 assets for which the firm does not bear economic exposure (1)			(106,106)

Level 3 assets for which the firm bears economic exposure			246,490

Liabilities:
Financial instruments sold, not yet purchased:
Securities	1,425,789	1,568,398	8,703	—	3,002,890
Derivative instruments	243,553	642,507	12,929	(571,913)	327,076

Total financial instruments sold, not yet purchased	1,669,342	2,210,905	21,632	(571,913)	3,329,966

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007

(1)	Consists of Level 3 assets which are attributable to minority investors or attributable to employee noncontrolling interests in certain consolidated entities.
The following is a summary of changes in fair value of our financial assets and liabilities that have been classified as Level 3 for the year ended December 31, 2008 and 2007 (in thousands of dollars):

	Year ended December 31, 2008
	Non-derivative	Non-derivative	Derivative	Derivative
	instruments —	instruments —	instruments —	instruments —
	Assets	Liabilities	Assets	Liabilities	Investments

Balance, December 31, 2007	$248,397	$(8,703)	$—	$(12,929)	$104,199
Total gains/ (losses) (realized and unrealized) (1)	(102,313)	1,610	184	18,635	(21,133)
Purchases, sales, settlements, and issuances	169,892	2,049	(727)	8,577	(8,007)
Net transfers into Level 3	221,866	(63)	543	(22,480)	—
Net transfers out of Level 3	(143,526)	1,592	—	—	—

Balance, December 31, 2008	$394,316	$(3,515)	$—	$(8,197)	$75,059

Change in unrealized gains/ (losses) relating to instruments still held at December 31, 2008 (1)	$(89,235)	$1,187	$—	$14,592	$(16,283)

(1)	Realized and unrealized gains/ (losses) are reported in principal transactions in the Consolidated Statements of Earnings.

	Year ended December 31, 2007
	Non-derivative	Non-derivative	Derivative
	instruments —	instruments —	instruments —
	Assets	Liabilities	Liabilities	Investments

Balance, December 31, 2006	$205,278	$—	$—	$97,289
Total gains/ (losses) (realized and unrealized) (1)	(6,139)	(46)	(22,962)	23,494
Purchases, sales, settlements, and Issuances	(13,492)	(9,154)	26,385	(16,584)
Net transfers into Level 3	140,667	(23,569)	(16,352)	—
Net transfers out of Level 3	(77,917)	24,066	—	—

Balance, December 31, 2007	$248,397	$(8,703)	$(12,929)	$104,199

Change in unrealized gains/ (losses) relating to instruments still held at December 31, 2007 (1)	$(7,866)	$—	$(7,384)	$23,474

(1)	Realized and unrealized gains/ (losses) are reported in principal transactions in the Consolidated Statements of Earnings.
Level 3 cash instruments are frequently hedged with instruments classified within Level 1 and Level 2, and accordingly, gains or losses that have been reported in Level 3 are frequently offset by gains or losses attributable to instruments classified within Level 1 or Level 2 or by gains or losses on derivative contracts classified in Level 3 of the fair value hierarchy.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(5) Premises and Equipment
     The following is a summary of premises and equipment as of December 31, 2008 and 2007 (in thousands of dollars):

	2008	2007
Furniture, fixtures and equipment	$218,758	$189,376
Leasehold improvements	104,710	109,895

Total	323,468	299,271
Less accumulated depreciation and amortization	184,078	157,799

	$139,390	$141,472

     Depreciation and amortization expense amounted to $29,275,000 $27,047,000, and $18,902,000 for the years ended December 31, 2008, 2007 and 2006, respectively.
(6) Short-Term Borrowings
     Bank loans represent short-term borrowings that are payable on demand and generally bear interest at a spread over the federal funds rate. We had no outstanding secured bank loans as of December 31, 2008 and 2007. Unsecured bank loans are typically overnight loans used to finance securities owned or clearing related balances. We had $-0- and $280.4 million of outstanding unsecured bank loans as of December 31, 2008 and 2007, respectively. Average daily bank loans for the years ended December 31, 2008 and 2007 were $94.9 million and $267.1 million, respectively.
(7) Long-Term Debt
     The following summarizes long-term debt outstanding at December 31, 2008 and 2007 (in thousands of dollars):

	2008	2007

7.75% Senior Notes, due 2012, net of unamortized discount of $3,068 (2008)	$328,215	$328,594

5.875% Senior Notes, due 2014, net of unamortized discount of $1,392 (2008)	248,608	248,402
5.5% Senior Notes, due 2016, net of unamortized discount of $1,317 (2008)	348,683	348,501
6.45% Senior Debentures, due 2027, net of unamortized discount of $3,667 (2008)	346,333	346,236
6.25% Senior Debentures, due 2036, net of unamortized discount of $7,564 (2008)	492,435	492,334

	$1,764,274	$1,764,067

     We previously entered into a fair value hedge with no ineffectiveness using interest rate swaps in order to convert $200 million aggregate principal amount of unsecured 7.75% senior notes due March 15, 2012 into floating rates based upon LIBOR. During the third quarter of 2007 we terminated these interest rate swaps and received cash consideration less accrued interest of $8.5 million. The $8.5 million basis difference related to the fair value of the interest rate swaps at the time of the termination is being amortized as a reduction in interest expense of $1.9 million per year over the remaining life of the notes through March 2012.
     In June 2007, we sold in a registered public offering $600.0 million aggregate principal amount of our senior debt, consisting of $250.0 million of 5.875% senior notes due June 8, 2014 and $350.0 million of 6.45% senior debentures due June 8, 2027.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(8)	Mandatorily Redeemable Convertible Preferred Stock
     In February 2006, MassMutual purchased in a private placement $125.0 million of our Series A convertible preferred stock. Our Series A convertible preferred stock has a 3.25% annual, cumulative cash dividend and is currently convertible into 4,105,138 shares of our common stock at an effective conversion price of approximately $30.45 per share. The preferred stock is callable beginning in 2016 and will mature in 2036. As of December 31, 2008, 10,000,000 shares of preferred stock were authorized and 125,000 shares of preferred stock were issued and outstanding. The dividend is recorded as a component of interest expense as the Series A convertible preferred stock is treated as debt for accounting purposes. The dividend is not deductible for tax purposes because the Series A convertible preferred stock is considered “equity” for tax purposes.
(9) Income Taxes
     Total income taxes for the years ended December 31, 2008, 2007 and 2006 were allocated as follows (in thousands of dollars):

	2008	2007	2006
(Loss)/ earnings	$(290,249)	$93,178	$137,541
Common stockholders’ equity, for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(6,233)	(41,710)	(32,906)

	$(296,482)	$51,468	$104,635

     Income taxes (benefits) for the years ended December 31, 2008, 2007 and 2006 consist of the following (in thousands of dollars):

	2008	2007	2006
Current:
Federal	$(110,458)	$78,715	$129,648
State and local	5,949	9,379	31,557
Foreign	(5,034)	11,353	14,318

	(109,543)	99,447	175,523

Deferred:
Federal	(101,482)	(13,030)	(29,414)
State and local	(38,575)	4,218	(6,938)
Foreign	(40,649)	2,543	(1,630)

	(180,706)	(6,269)	(37,982)

	$(290,249)	$93,178	$137,541

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
     Income taxes differed from the amounts computed by applying the Federal income tax rate of 35% for 2008, 2007 and 2006 as a result of the following (in thousands of dollars):

	2008		2007		2006
	Amount	%	Amount	%	Amount	%
Computed expected income taxes	$(308,091)	35.0%	$84,517	35.0%	$122,029	35.0%
Increase (decrease) in income taxes resulting from:
State and city income taxes, net of Federal income tax benefit	(21,207)	2.4	8,838	3.7	16,002	4.6
Limited deductibility of meals and entertainment	2,008	(0.2)	1,801	0.7	1,972	0.5
Noncontrolling interests, not subject to tax	18,858	(2.2)	(1,272)	(0.5)	(2,439)	(0.7)
Foreign income	16,948	(1.9)	2,593	1.1	(143)	(0.1)
Other, net	1,235	(0.1)	(3,299)	(1.4)	120	0.1

Total income taxes	$(290,249)	33.0%	$93,178	38.6%	$137,541	39.4%

     The following table presents a reconciliation of gross unrecognized tax benefits between January 1, 2008 and December 31, 2008 (in thousands of dollars):

Balance at January 1, 2008	$8,825
Additions for tax positions related to current year	2,395
Reductions for tax positions related to current year	(145)
Additions for tax positions related to prior years	3,372
Reductions for tax positions related to prior years	(265)
Settlements	(697)

Balance at December 31, 2008	$13,485

     The total amount of unrecognized benefits that, if recognized, would affect the effective tax rate was $8.8 million (net of federal benefit of state issues) at December 31, 2008. We recognize interest accrued related to unrecognized tax benefits in interest expense. Penalties, if any, are recognized in other general and administrative expenses. During the years ended December 31, 2008 and 2007, we recognized approximately $2.3 million and $1.0 million, respectively, in interest. We had approximately $3.7 million and $1.4 million for the payment of interest and penalties accrued at December 31, 2008, and 2007, respectively.
     We are subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. We have concluded all U.S federal income tax matters for the years through 2004. Substantially all material state and local, and foreign income tax matters have been concluded for the years through 1999. New York State and New York City income tax returns for the years 2001 through 2004 and 2000 through 2002, respectively, are currently under examination. The final outcome of these examinations is not yet determinable. We do not expect that unrecognized tax benefits for tax positions taken with respect to 2008 and prior years will significantly change in 2009.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
     The cumulative tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2008 and 2007 are presented below (in thousands of dollars):

	2008	2007
Deferred tax assets:
Long-term compensation	$350,742	$225,803
State income taxes	279	652
Pension	5,540	1,241
Net operating loss	44,117	5,326
Investments	10,729	—
Other	8,180	2,417

Sub-total	419,587	235,439
Valuation allowance	(5,185)	(2,294)

Total deferred tax assets	414,402	233,145

Deferred tax liabilities:
Premises and equipment	3,301	2,467
Goodwill amortization	22,513	18,480
Investments	—	11,600
Other	7,622	4,041

Total deferred tax liabilities	33,436	36,588

Net deferred tax asset, included in other assets	$380,966	$196,557

     A valuation allowance of $5.2 million and $2.3 million was recorded at December 31, 2008 and 2007, respectively, and represents the portion of our deferred tax assets for which it is more likely than not that the benefit of such items will not be realized. Such valuation allowance increased by approximately $2.9 million and $0.8 million for the years ended December 31, 2008 and 2007, respectively. We believe that the realization of the net deferred tax asset of $381.0 million (after valuation allowance) is more likely than not based on expectations of future taxable income in the jurisdictions in which we operate.
     At December 31, 2008, we had U.S. net operating loss carryforwards of approximately $350 million and United Kingdom loss carryforwards of approximately $61.9 million. The U.S. losses are primarily state carryforwards expiring in various years from 2013 to 2028. The United Kingdom loss carryforwards have an unlimited carryforward period. A tax benefit has been recorded for the associated deferred tax assets with no valuation allowance. Finally, at December 31, 2008, we had loss carryforwards in other countries in which we operate of approximately $13.3 million. These losses begin to expire in the year 2013 and have been fully offset by a valuation allowance.
     The current tax receivable, included in other assets, was $130.5 million and $37.3 million as of December 31, 2008 and 2007, respectively.
     Cumulative losses of non-U.S. subsidiaries were approximately $75.2 million at December 31, 2008. Such losses would become deductible upon the sale or liquidation of these non-U.S. subsidiaries.
     To the extent these non-U.S. subsidiaries have future earnings, no deferred U.S. federal income taxes will be provided for the undistributed earnings because we have permanently reinvested these earnings in such operations.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(10) Benefit Plans
Pension Plan
     We have a defined benefit pension plan which covers certain of our employees. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Benefits are based on years of service and the employee’s career average pay. Our funding policy is to contribute to the plan at least the minimum amount that can be deducted for Federal income tax purposes. Differences in each year, if any, between expected and actual returns in excess of a 10% corridor (as defined in FASB 87, Employers’ Accounting for Pensions) are amortized in net periodic pension calculations. Effective December 31, 2005, benefits under the pension plan have been frozen. Accordingly, there are no further benefit accruals for future service after December 31, 2005.
     On December 31, 2006, we adopted the recognition and disclosure provisions of FASB 158. FASB 158 required us to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of our benefit plan in the December 31, 2006 Consolidated Statement of Financial Condition. Upon adoption of FASB 158, the projected benefit obligation was equal to the accumulated benefit obligation, consequently no adjustment to the Consolidated Statement of Financial Condition was required.
     The following tables set forth the plan’s funded status and amounts recognized in our accompanying consolidated statements of financial condition and Consolidated Statements of Earnings (in thousands of dollars):

	December 31,
	2008	2007
Accumulated benefit obligation	$41,492	$40,828
Projected benefit obligation for service rendered to date	$41,492	$40,828
Plan assets, at fair value	33,731	41,634

Funded status	$(7,761)	$806
Unrecognized net loss	14,017	3,068

Prepaid benefit cost	$6,256	$3,874
Accumulated other comprehensive loss, before taxes	(14,017)	(3,068)

Pension (liability) asset	$(7,761)	$806

	Year ended December 31,
	2008	2007	2006
Net pension cost included the following components:
Service cost — benefits earned during the period	$200	$275	$275
Interest cost on projected benefit obligation	2,531	2,378	2,361
Expected return on plan assets	(3,113)	(2,923)	(2,514)
Net amortization	—	—	562

Net periodic pension (income) cost	$(382)	$(270)	$684

	Year ended December 31
	2008	2007
Fair value of assets, beginning of year	$41,634	$39,484
Employer contributions	2,000	2,000
Benefit payments made	(1,492)	(2,394)
Administrative expenses paid	(209)	(174)
Total investment return	(8,202)	2,718

Fair value of assets, end of year	$33,731	$41,634

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007

	Year ended December 31
	2008	2007
Projected benefit obligation, beginning of year	$40,828	$42,892
Service cost	200	275
Interest cost	2,531	2,378
Actuarial losses	(366)	(2,149)
Administrative expenses paid	(209)	(174)
Benefits paid	(1,492)	(2,394)

Projected benefit obligation, end of year	$41,492	$40,828

     The plan assets consist of approximately 47% equities, 50% fixed income and 3% other securities in 2008 versus approximately 56% equities, 41% fixed income and 3% other securities in 2007. The target allocation of plan assets for 2009 is approximately 60% equities and 40% fixed income securities. The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.50% and 0.00%, respectively, in 2008, 6.25% and 0.00%, respectively, in 2007, and 5.90% and 0.00%, respectively, in 2006. The expected long-term rate of return on assets was 7.5% in 2008, 2007 and 2006. The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation. The target asset allocation was determined based on the risk tolerance characteristics of the plan and, at times, may be adjusted to achieve the plan’s investment objective and to minimize any concentration of investment risk.
     We have contributed $2.0 million to our pension plan during 2008. Effective December 31, 2005, benefits under the pension plan have been frozen. There will be no further benefit accruals for service after December 31, 2005. The amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit cost include $14.0 million and $3.1 million as of December 31, 2008 and 2007, respectively.
     During 2009, we expect to recognize an amortization of net loss of $0.9 million as a component of net periodic benefit cost.
     Expected benefit payments through December 31, 2018 are as follows (in thousands of dollars):

2009	$1,974
2010	2,666
2011	1,323
2011	3,011
2013	2,222
2014 through 2018	12,554

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(11) Noncontrolling Interest and Mandatorily Redeemable Preferred Interests of Consolidated Subsidiaries
Noncontrolling Interest
Noncontrolling interest represents equity interests in consolidated subsidiaries that are not attributable, either directly or indirectly, to us (i.e., minority interests). Noncontrolling interest includes the minority equity holders’ proportionate share of the equity of JSOP, JESOP and our consolidated asset management entities. The following table presents our noncontrolling interests at December 31, 2008 and 2007 (in millions):

	December 31, 2008	December 31, 2007
JSOP	$252.3	$212.1
JESOP	29.4	26.5
Consolidated asset management entities	6.1	10.8

Noncontrolling interests	$287.8	$249.4

We adopted FASB 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“FASB 160”), on January 1, 2009. Prior to the adoption of FASB 160, we reported minority interests within liabilities on our Consolidated Statements of Financial Condition. FASB 160 requires an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity and accordingly, we now present noncontrolling interests within stockholders’ equity, separately from our own equity. The adoption of FASB 160 resulted in an increase to total stockholders’ equity of $287.8 million and a decrease to total liabilities of $287.8 million on our Consolidated Statement of Financial Condition as of December 31, 2008 and an increase to total stockholders’ equity of $249.4 million and a decrease to total liabilities of $249.4 million on our Consolidated Statement of Financial Condition as of December 31, 2007. Previously reported balances have been reclassified to conform with the requirements of FASB 160.
FASB 160 also requires that revenues, expenses, net income or loss, and other comprehensive income or loss be reported in the consolidated financial statements at the consolidated amounts, which includes amounts attributable to both owners of the parent and noncontrolling interests. Net income or loss and other comprehensive income or loss shall then be attributed to the parent and noncontrolling interest. Prior to the adoption of FASB 160, we recorded minority interest in earnings (loss) of consolidated subsidiaries in the determination of net earnings (loss). Upon the adoption of FASB 160, net loss to noncontrolling interests is deducted from net earnings (loss) to determine net earnings (loss) to common shareholders. The adoption of FASB 160 resulted in a decrease in net loss of approximately $53.9 million for the year ended December 31, 2008 and an increase to net loss of approximately $3.6 million and $7.0 million for the years ended December 31, 2007 and 2006, respectively. The adoption of FASB 160 did not have an impact on other comprehensive income or loss because all other comprehensive income or loss is attributable to us.
Mandatorily Redeemable Interests of Consolidated Subsidiaries
Certain interests in consolidated subsidiaries meet the definition of a mandatorily redeemable financial instrument and require liability classification under FASB 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“FASB 150”) and remeasurement at the estimated amount of cash that would be due and payable to settle such interests under the applicable entity’s organization agreement. These mandatorily redeemable financial instruments represent interests held in Jefferies High Yield Holdings, LLC (“JHYH”), which are entitled to a pro rata share of the profits and losses of JHYH and are scheduled to terminate in 2013, with an option to extend up to three additional one-year periods. We previously reported these mandatorily redeemable financial instruments within minority interest. FASB 160 requires only financial instruments issued by a subsidiary that are classified as equity in the subsidiary’s financial statements to be treated as noncontrolling interests in the consolidated financial statements. Therefore, these mandatorily redeemable financial instruments are reported within liabilities as mandatorily redeemable preferred interests of consolidated subsidiaries on our

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
Consolidated Statements of Financial Condition. In addition, changes to these mandatorily redeemable financial instruments of JHYH were previously reflected as minority interest in earnings (loss) of consolidated subsidiaries. Upon the adoption of FASB 160, we reclassified these changes to be part of net revenues and are reflected as interest on mandatorily redeemable preferred interest of consolidated subsidiaries on our Consolidated Statements of Earnings. The reclassification did not impact net earnings (loss), but resulted in an increase (decrease) to net revenues of $69.1 million for the year ended December 31, 2008 and a decrease to net revenues of $4.3 million for the year ended December 31, 2007. There was no impact to net revenues for the year ended December 31, 2006. The carrying amount of the mandatorily redeemable interests of consolidated subsidiaries was approximately $280.9 million and $354.3 million at December 31, 2008 and 2007, respectively.
(12) Earnings per Share
     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years 2008, 2007 and 2006 (in thousands, except per share amounts):

	Year ended December 31,
	2008	2007	2006
Earnings for basic earnings per common share:
Net (loss) earnings	$(590,012)	$148,299	$212,719
Net (loss) to noncontrolling interests	(53,884)	3,634	6,969

Net earnings (loss) to common shareholders	(536,128)	144,665	205,750
Less: Allocation of earnings to participating securities (1)	6,831	13,573	20,912

Net earnings (loss) available to common shareholders	$(542,959)	$131,092	$184,838

Earnings for diluted earnings per common share:
Net (loss) earnings	$(590,012)	$148,299	$212,719
Net (loss) to noncontrolling interests	(53,884)	3,634	6,969

Net earnings (loss) to common shareholders	(536,128)	144,665	205,750
Add: Convertible preferred stock dividends	—	—	3,543
Less: Allocation of earnings to participating securities (1)	6,831	13,549	20,777

Net earnings (loss) available to common shareholders	$(542,959)	$131,116	$188,516

Shares:
Average common shares used in basic computation	166,163	141,515	133,898
Stock options	—	388	1,251
Mandatorily redeemable convertible preferred stock	—	—	3,521

Average common shares used in diluted computation	166,163	141,903	138,670

Earnings (loss) per common share:
Basic	$(3.27)	$0.93	$1.38
Diluted	$(3.27)	$0.92	$1.36

(1)	Represents dividends declared during the period on participating securities plus an allocation of undistributed earnings to participating securities. Losses are not allocated to participating securities. Participating securities represent restricted stock and restricted stock units for which requisite service has not yet been rendered and amounted to weighted average shares of 27,310,000, 21,345,000 and 19,838,000 as of December 31, 2008, 2007 and 2006, respectively. Dividends declared during the period on participating securities amounted to approximately $6.8 million, $3.1 million and $1.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Undistributed earnings are allocated to participating securities based upon their right to share in earnings if all earnings for the period had been distributed.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
The following securities were considered antidilutive and, therefore, not included in the computation of Diluted EPS:

	Number of securities outstanding at December 31,
	2008	2007	2006
Stock options	59,720	—	—
Mandatorily redeemable convertible preferred stock	4,105,138	4,082,538	—
(13) Leases
     As lessee, we lease certain premises and equipment under noncancelable agreements expiring at various dates through 2022 which are operating leases. Future minimum lease payments for all noncancelable operating leases at December 31, 2008 are as follows (in thousands of dollars):

	Gross	Sub-leases	Net

2009	$43,214	$7,247	$35,967
2010	42,663	6,673	35,990
2011	40,494	5,701	34,793
2012	36,702	5,525	31,177
2013	35,095	5,553	29,542
Thereafter	138,886	9,151	129,735
     Rental expense amounted to $50,529,000, $50,443,000 and $43,406,000, in 2008, 2007 and 2006, respectively.
(14) Derivative Financial Instruments
Off-Balance Sheet Risk
     We have contractual commitments arising in the ordinary course of business for securities loaned or purchased under agreements to resell, repurchase agreements, future purchases and sales of foreign currencies, securities transactions on a when-issued basis and underwriting. Each of these financial instruments and activities contains varying degrees of off-balance sheet risk whereby the fair values of the securities underlying the financial instruments may be in excess of, or less than, the contract amount. The settlement of these transactions is not expected to have a material effect upon our consolidated financial statements.
Derivative Financial Instruments
     Our derivative activities are recorded at fair value in the Consolidated Statements of Financial Condition, with realized and unrealized gains and losses recognized in principal transactions in the Consolidated Statements of Earnings on a trade date basis and as a component of cash flows from operating activities in the Consolidated Statements of Cash Flows. Acting in a trading capacity, we may enter into derivative transactions to satisfy the needs of our clients and to manage our own exposure to market and credit risks resulting from our trading activities.
     Derivatives are subject to various risks similar to other financial instruments, including market, credit and operational risk. In addition, we may be exposed to legal risks related to derivative activities. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with our other trading-related activities. We manage the risks associated with derivatives on an aggregate basis along with the risks associated with proprietary trading as part of our firmwide risk management policies.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
     A significant portion of our derivative activities are performed by Jefferies Financial Products, LLC (“JFP”). JFP is a market maker in commodity index products and a trader in commodity futures and options. Where appropriate, JFP utilizes various credit enhancements, including guarantees, collateral and margin agreements to mitigate the credit exposure relating to these swaps and options. JFP establishes credit limits based on, among other things, the creditworthiness of the counterparties, the transaction’s size and tenor, and estimated potential exposure. JFP maintains credit intermediation facilities with highly rated European banks (the “Banks”), which allow JFP customers that require a counterparty with a high credit rating for commodity index transactions to transact with the Banks. The Banks simultaneously enter into offsetting transactions with JFP and receive a fee from JFP for providing credit support. In certain cases, JFP is responsible to the Banks for the performance of JFP’s customers.
     The following table presents the fair value of derivatives at December 31, 2008 and December 31, 2007. The fair value of assets/liabilities related to derivative contracts at December 31, 2008 and December 31, 2007 represent our receivable/payable for derivative financial instruments, gross of related collateral received and pledged:

	December 31, 2008		December 31, 2007
(in thousands)	Assets	Liabilities	Assets	Liabilities

Derivative instruments included in financial instruments owned and financial instruments sold, not yet purchased:
Swaps (1)	$553,524	$139,608	$2,424	$417,020
Option contracts (1)	277,272	199,030	355,119	404,525
Forward contracts	12,663	13,186	3,348	3,254

Total	$843,459	$351,824	$360,891	$824,799

(1)	Option and swap contracts in the table above are gross of collateral received and/ or collateral pledged. Option and swap contracts are recorded net of collateral received and/ or collateral pledged on the Consolidated Statement of Financial Condition. At December 31, 2008, collateral received and collateral pledged were $545.4 million and $131.1 million, respectively. At December 31, 2007, collateral received and collateral pledged were $22.1 million and $497.7 million, respectively.
     The following tables set forth the remaining contract maturity of the fair value of OTC derivative assets and liabilities as of December 31, 2008 (in thousands):

	OTC derivative assets
	0 - 12 Months	1 - 5 Years	5 - 10 Years	Total

Commodity swaps	$526,815	$548	$—	$527,363
Commodity options	12,933	16,566	—	29,499
Total return swaps	—	10,111	—	10,111
Interest rate swaps	—	—	16,050	16,050
Equity options	84	—	—	84
Forward contracts	12,663	—	—	12,663

Total	$552,495	$27,225	$16,050	$595,770

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007

	OTC derivative liabilities
	0 - 12 Months	1 - 5 Years	5 - 10 Years	Total

Commodity swaps	$120,418	$—	$—	$120,418
Commodity options	996	15,733	—	16,729
Total return swaps	—	9,110	—	9,110
Interest rate swaps	—	—	9,722	9,722
Credit default swaps	—	358	—	358
Equity options	120	5,764	—	5,884
Forward contracts	8,478	4,708	—	13,186

Total	$130,012	$35,673	$9,722	$175,407

     At December 31, 2008, the counterparty credit quality with respect to the fair value of our OTC derivatives assets was as follows (in thousands):

	Total pre-credit	Credit	Total post-credit
	enhancement	enhancement	enhancement
	netting	netting (1)	netting
Counterparty credit quality:
A or higher	$592,370	$(6,779)	$585,591
B to BBB	52	—	52
Unrated	10,127	—	10,127

Total	$602,549	$(6,779)	$595,770

(1)	Credit enhancement netting relates to JFP credit intermediation facilities with AA-rated European banks.
(15) Net Capital Requirements
     As registered broker-dealers, Jefferies, Jefferies Execution and Jefferies High Yield Trading are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. Jefferies, Jefferies Execution and Jefferies High Yield Trading have elected to use the alternative method permitted by the Rule.
     As of December 31, 2008, Jefferies, Jefferies Execution and Jefferies High Yield Trading’s net capital and excess net capital were as follows (in thousands of dollars):

	Net Capital	Excess Net Capital
Jefferies	$710,906	$691,478
Jefferies Execution	$9,120	$8,870
Jefferies High Yield Trading	$545,522	$545,272

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(16) Commitments, Contingencies and Guarantees
     The following table summarizes other commitments and guarantees at December 31, 2008:

		Maturity Date
	Notional /			2011	2013	2015
	Maximum			and	and	and
	Payout	2009	2010	2012	2014	Later
	(Dollars in Millions)
Bank credit	$36.0	—	$18.0	$18.0	—	—
Equity commitments	$424.5	$0.1	$250.0	$2.0	$26.0	$146.4
Loan commitments	$174.1	$168.9	$5.0	—	$0.2	—
Derivative contracts- non credit related	$956.3	$896.1	$42.8	$14.5	$2.9	—
Derivative contracts- credit related:
Single name credit default swaps	$5.0	—	—	$5.0	—	—
     The following table summarizes the external credit ratings of the underlyings or referenced assets for credit related guarantees and derivatives:

	Notional /
	Maximum	External Credit Rating
	Payout	A	Unrated
		(Dollars in Millions)
Bank credit	$36.0	—	$36.0
Loan commitments	$174.1	—	$174.1
Derivative contracts- credit related:
Single name credit default swaps	$5.0	$5.0	—
     Bank Credit. As of December 31, 2008, we had outstanding guarantees of $36.0 million relating to bank credit obligations ($8.7 million of which is undrawn) of associated investment vehicles in which we have an interest.
     Equity Commitments. On October 7, 2004, we entered into an agreement with Babson Capital and MassMutual to form Jefferies Finance LLC, a joint venture entity created for the purpose of offering senior loans to middle market and growth companies. The total committed equity capitalization by the partners to Jefferies Finance LLC is $500 million as of December 31, 2008. Loans are originated primarily through the investment banking efforts of Jefferies & Company, Inc., with Babson Capital providing primary credit analytics and portfolio management services. As of December 31, 2008, we have funded $107.5 million of our aggregate $250.0 million commitment leaving $142.5 million unfunded.
     As of December 31, 2008, we have an aggregate commitment to invest equity of approximately $21.4 million in Jefferies Capital Partners IV L.P. and its related parallel fund, a private equity fund managed by a team led by Brian P. Friedman (one of our directors and Chairman, Executive Committee).
     We have an aggregate commitment to fund JHYH of $600.0 million and have funded approximately $350.0 million as of December 31, 2008, leaving $250.0 million unfunded.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
     As of December 31, 2008, we had other equity commitments to invest up to $10.6 million in various other investments.
     Loan Commitments. From time to time we make commitments to extend credit to investment-banking and other clients in loan syndication, acquisition-finance and securities transactions. These commitments and any related drawdowns of these facilities typically have fixed maturity dates and are contingent on certain representations, warranties and contractual conditions applicable to the borrower. As of December 31, 2008, we had $155.4 million of loan commitments outstanding to clients.
     On August 11, 2008, we entered into a Credit Agreement with JCP Fund V Bridge Partners, LLC (“the Borrower or JCP V”), pursuant to which we may make loans to the Borrower in an aggregate principal amount of up to $50.0 million. As of December 31, 2008, we have funded approximately $31.3 million of the aggregate principal balance leaving approximately $18.7 million unfunded. (See Note 23 for additional discussion of the credit agreement with JCP V.)
     Derivative Contracts. In accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), we disclose certain derivative contracts meeting the FIN 45 definition of a guarantee. Such derivative contracts include credit default swaps (whereby a default or significant change in the credit quality of the underlying financial instrument may obligate us to make a payment) and written equity put options. At December 31, 2008, the maximum payout value of derivative contracts deemed to meet the FIN 45 definition of a guarantee was approximately $961.3 million. For purposes of determining maximum payout, notional values are used; however, we believe the fair value of these contracts is a more relevant measure of these obligations because we believe the notional amounts overstate our expected payout. At December 31, 2008, the fair value of such derivative contracts approximated $116.5 million. In addition, the derivative contracts deemed to meet the FIN 45 definition of a guarantee are before consideration of hedging transactions. We substantially mitigate our risk on these contracts through hedges, such as other derivative contracts and/or cash instruments. We manage risk associated with derivative contracts meeting the FIN 45 definition of a guarantee consistent with our risk management policies.
     Jefferies Financial Products, LLC. JFP maintains credit intermediation facilities with highly rated European banks (the “Banks”), which allow JFP customers that require a counterparty with a high credit rating for commodity index transactions to transact with the Banks. The Banks simultaneously enter into offsetting transactions with JFP and receive a fee from JFP for providing credit support. In certain cases, JFP is responsible to the Banks for the performance of JFP’s customers.
     Other Guarantees. In the normal course of business we provide guarantees to securities clearinghouses and exchanges. These guarantees generally are required under the standard membership agreements, such that members are required to guarantee the performance of other members. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral. Our obligations under such guarantees could exceed the collateral amounts posted; however, the potential for us to be required to make payments under such guarantees is deemed remote.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(17) Segment Reporting
     Beginning in the second quarter of 2007, our international convertible bond funds are included within the results of the Asset Management segment. Previously, operations from our international convertible bond funds were included in the Capital Markets segment. Prior period disclosures have been adjusted to conform to the current quarter’s presentation. The above change was made in order to reflect the manner in which these segments are currently managed.
     The Capital Markets reportable segment includes our securities execution activities, including sales, trading and research in equities, equity derivatives, convertible securities, and fixed income securities, including corporate bonds, US government and agency securities, repo finance, mortgage- and asset-backed securities, municipal bonds, loans and emerging markets debt, and prime brokerage, and our investment banking activities, which include capital markets transactions, mergers and acquisitions and other advisory transactions. In addition, our Capital Markets activities include securities lending and our proprietary trading activities, as well as commodity-related trading. We are primarily focused on serving corporations and institutional investors. In addition, we choose to voluntarily disclose the Asset Management segment even though it is currently an “immaterial non-reportable” segment as defined by FASB 131, Disclosures about Segments of an Enterprise and Related Information.
     Our reportable business segment information is prepared using the following methodologies:
•	Net revenues and expenses directly associated with each reportable business segment are included in determining earnings before taxes.

•	Net revenues and expenses not directly associated with specific reportable business segments are allocated based on the most relevant measures applicable, including each reportable business segment’s net revenues, headcount and other factors.

•	Reportable business segment assets include an allocation of indirect corporate assets that have been fully allocated to our reportable business segments, generally based on each reportable business segment’s capital utilization.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
     Our net revenues, expenses, income before income taxes and total assets by segment are summarized below (amounts in millions):

	Capital		Asset	Eliminating
	Markets		Management	Items		Total

Twelve months ended December 31, 2008
Net revenues (loss)	$1,060.0		$(38.2)	—		$1,021.8

Expenses	$1,926.1		$45.0	—		$1,971.1

Segment assets	$19,843.7		$135.0	—		$19,978.7

Twelve months ended December 31, 2007
Net revenues	$1,547.5		$20.6	—		$1,568.1

Expenses	$1,301.7	(1)	$46.7	$(26.0	)(1)	$1,322.4

Segment assets	$29,417.2		$350.6	$26.0	(1)	$29,793.8

Twelve months ended December 31, 2006
Net revenues	$1,389.5		$68.1	—		$1,457.6

Expenses	$1,059.6		$49.3	—		$1,108.9

Segment assets	$17,676.9		$148.6	—		$17,825.5

(1)	Our Jefferies Execution subsidiary recorded a goodwill impairment charge of $26 million during the fourth quarter of 2007. Jefferies Execution is a registered broker-dealer. Therefore, goodwill relating to the acquisition of Jefferies Execution in 2001, formerly Helfant Group, Inc., was “pushed down” from us to Jefferies Execution in accordance with Emerging Issues Task Force Issue No. D-97, Push Down Accounting. Jefferies Execution is not one of our “reporting units” as defined by FASB 142, Goodwill and Other Intangible Assets and therefore we have not recorded this $26 million goodwill impairment charge in our Consolidated Financial Statements.
Net Revenues by Geographic Region
     Net revenues are recorded in the geographic region in which the senior coverage banker is located in the case of investment banking, or where the position was risk-managed within Capital Markets or the location of the investment advisor in the case of Asset Management. In addition, certain revenues associated with U.S. financial instruments and services that result from relationships with non-U.S. clients have been classified as non-U.S. revenues using an allocation consistent with our internal reporting. The following table presents net revenues by geographic region for the years ended December 31, 2008, 2007 and 2006 (amounts in thousands):

	2008	2007	2006

Americas (1)	$812,567	$1,357,991	$1,333,745
Europe	191,850	194,034	117,524
Asia (including Middle East)	17,358	16,065	6,333

Net Revenues	$1,021,775	$1,568,090	$1,457,602

(1)	Substantially all relates to U.S. results.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(18) Goodwill
     The following is a summary of goodwill activity for the year ended December 31, 2008 (in thousands of dollars):

	Year ended December 31,
	2008	2007
Balance, at beginning of year	$344,063	$257,321
Add: Contingent consideration	16,498	42,507
Add: Acquisition	—	44,235
Less: Acquisition adjustment	(1,724)	—

Balance, at end of year	$358,837	$344,063

     We acquired LongAcre Partners Limited in May 2007.
     We acquired Putnam Lovell Investment banking business in July 2007. The purchase price was $14.7 million in cash and the acquisition did not contain any contingencies related to additional consideration.
     The acquisitions of LongAcre Partners Limited, Helix Associates, and Randall & Dewey all contained a five-year contingency for additional consideration to the selling owners, based on future revenues. This additional consideration is paid in cash annually. There is no contractual dollar limit to the potential of additional consideration. During the quarter ended June 30, 2007, the Broadview International LLC contingency for additional consideration was modified and all remaining contingencies have been accrued as of June 30, 2007. During the year ended December 31, 2008, we paid approximately $37.7 million in cash related to contingent consideration that had been earned during the current year or prior periods.
     None of the acquisitions listed above were considered material based on the small percentage each represented at the time of acquisition of our total assets, equity, revenues and net earnings.
(19) Quarterly Dividends
     The only restrictions on our present ability to pay dividends on our common stock are the dividend preference terms of our Series A convertible preferred stock and the governing provisions of the Delaware General Corporation Law.
     Dividends per Common Share (declared and paid):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2008	$0.125	$0.125	—	—
2007	$0.125	$0.125	$0.125	$0.125
     No dividends have been declared or paid in the first quarter of 2009.
     During the year ended December 31, 2008, we recognized dividend equivalents of $34.4 million distributed on restricted stock units that were granted in prior periods, but which had not previously been charged against retained earnings.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(20) Securitization Activities and Variable Interest Entities (“VIEs”)
Securitization Activities
     We engage in securitization activities related to residual mortgage-backed and other asset-backed securities. In our securitization activities, we use special purpose entities (“SPEs”). We do not consolidate certain securitization vehicles, commonly known as qualifying special purpose entities (“QSPEs”), if they meet certain criteria regarding the types of assets and derivatives they may hold, the types of sales they may engage in and the range of discretion they may exercise in connection with the assets they hold. The determination of whether a SPE meets the criteria to be a QSPE requires considerable judgment, particularly in evaluating whether the permitted activities of the SPE are significantly limited and in determining whether derivatives held by the SPE are passive and non-excessive.
     We derecognize financial assets transferred in securitizations, provided we have relinquished control over such assets. Transferred assets are carried at fair value prior to securitization, with unrealized gains and losses reflected in principal transactions in the Consolidated Statements of Earnings. We act as underwriter of the beneficial interests issued by securitization vehicles. Net revenues are recognized in connection with these underwriting activities.
     During the year ended December 31, 2008 we transferred assets of $177.1 million as part of our securitization activities, received proceeds of $178.2 million and recognized net revenues of $10.0 million. At December 31, 2008, we did not retain any interest in these securitizations.
Variable Interest Entities
     Variable interest entities (“VIEs”) are defined in FIN 46(R) as entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIEs are consolidated by the primary beneficiary. The primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, direct or implied.
VIEs Where We Are The Primary Beneficiary
     Prior to April 2, 2007, our High Yield division trading and investment strategies were conducted through Jefferies Partners Opportunity Fund and Jefferies Partners Opportunity Fund, II, which were principally capitalized with equity contributions from third parties and Jefferies Employees Opportunity Fund, which was principally capitalized with equity investments from our employees and was therefore consolidated in our financial statements. Gains and losses on trading and investments activities of the High Yield division were included in our results of operations on the basis of a pre-established sharing arrangement related to the amount of committed capital of each fund.
     On April 2, 2007, we organized Jefferies High Yield Trading, LLC (“JHYT”) to conduct the secondary market trading activities previously performed by the High Yield division of Jefferies and the High Yield Funds. The activities of JHYT are overseen directly by our Chief Executive Officer. JHYT is a registered broker-dealer engaged in the secondary sales and trading of high yield securities and special situation securities, including bank debt, post-reorganization equity, public and private equity, equity derivatives, credit default swaps and other financial instruments. JHYT makes markets in high yield and distressed securities and provides research coverage on these types of securities. JHYT is a wholly-owned subsidiary of Jefferies High Yield Holdings, LLC (“JHYH”).
     We own voting and non-voting interests in JHYH and have entered into management, clearing, and other services agreements with JHYH. We and Leucadia National Corporation (“Leucadia”) each have the right to nominate two of a total of four directors to JHYH’s board of directors. JHYH is also capitalized two funds managed by us, Jefferies Special Opportunities Fund (“JSOP”) and Jefferies Employees Special Opportunities Fund (“JESOP”). The term of the arrangement is for six years, with an option to extend. We and Leucadia expected to increase our respective investments in JHYH to $600 million each over time. As a result of agreements entered into

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
with Leucadia in April 2008, any request to Leucadia for additional capital investment in JHYH requires the unanimous consent of our Board of Directors, including the consent of any Leucadia designees to our board. (See Note 1, Organization and Summary of Significant Accounting Policies, herein for additional discussion of agreements entered into with Leucadia.)
     Under the provisions of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, we determined that JHYH and JESOP meet the definition of a variable interest entity. We are the primary beneficiary of JHYH and JESOP and accordingly consolidate JHYH (and the assets, liabilities and results of operations of its wholly owned subsidiary JHYT) and JESOP.
     The following tables present information about the assets and liabilities of our consolidated VIEs which are presented within our Consolidated Statement of Financial Condition in the respective asset and liability categories, as of December 31, 2008 and December 31, 2007 (in millions):

	VIE Consolidated Assets
	December 31, 2008	December 31, 2007

Cash	$277.1	$287.3
Financial instruments owned	546.9	676.4
Securities borrowed	242.7	170.1
Other	49.3	54.1

	$1,116.0	$1,187.9

	VIE Consolidated Liabilities
	December 31, 2008	December 31, 2007

Financial instruments sold, not yet purchased	$230.8	$201.8
Mandatorily redeemable interests (1)	854.0	964.6
Other	31.4	21.7

	$1,116.2	$1,188.1

(1)	After consolidation, which eliminates our interests and the interests of our consolidated subsidiaries JSOP and JESOP, the carrying amount of the mandatorily redeemable financial interests pertaining to the above VIEs included within mandatorily redeemable preferred interests of the consolidated subsidiaries in the Consolidated Statements of Financial Condition was approximately $280.9 million and $354.3 million at December 31, 2008 and 2007, respectively.
     The assets of these VIE’s are available for the benefit of the mandatorily redeemable interest holders.
     Our maximum exposure to loss at December 31, 2008 and December 31, 2007 was $291.2 million and $367.6 million, respectively, which consist of our debt, equity and partnership interests in JHYH and JESOP which are eliminated in consolidation.
     JHYH’s net revenue and formula-determined non-interest expenses for the year ended December 31, 2008 amounted to $(145.2) million and $48.7 million, respectively. JHYH’s net revenue and formula-determined non-interest expenses for the year ended December 31, 2007 (April 2, 2007, date of commencement) amounted to $52.8 million and $49.5 million, respectively. These revenues and expenses are included in commissions and principal transactions and in our non-interest expenses. These formula-determined non-interest expenses do not necessarily reflect the actual expenses of operating JHYH. Based on the terms of our interests in JHYH and JESOP,

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
percentages of JHYH and JESOP’s net revenue and non-interest expenses are allocated to us and to third party interest holders.
     There have been no changes in our conclusion to consolidate JHYH and JESOP since formation.
VIEs Where We Have a Significant Variable Interest
     We also hold significant variable interests in VIEs in which we are not the primary beneficiary and accordingly do not consolidate. Determining whether an interest in a VIE is significant is a matter of judgment and is based on an assessment of our exposure to the overall assets and liabilities of a VIE. We do not consolidate these VIEs as we do not absorb a majority of the entity’s expected losses or receives a majority of its expected residual returns as a result of holding these variable interests. We have not provided financial or other support to these VIEs during the year ended December 31, 2008. We have no explicit or implicit arrangements to provide additional financial support to these VIEs and have no liabilities related to these VIEs at December 31, 2008.
     The following table presents total assets in these nonconsolidated VIEs and our maximum exposure to loss associated with these non-consolidated VIEs in which we hold significant variable interests at December 31, 2008 and December 31, 2007 (in millions):

	December 31, 2008
		Maximum exposure
		to loss in non-
	VIE Assets	consolidated VIEs (2)	Carrying Amount
Managed CLOs	$925.0	$4.1	$4.1
Third Party Managed CLO	390.2	3.3	3.3
Mortgage and Asset-Backed Vehicles (1)	19,274.9	86.8	86.8

Total	$20,590.1	$94.2	$94.2

(1)	VIE assets represent the unpaid principal balance of the assets in these vehicles at December 31, 2008.

(2)	Our maximum exposure to loss in non-consolidated VIEs is limited to our investment.

	December 31, 2007
		Maximum exposure
		to loss in non-
	VIE Assets	consolidated VIEs (1)	Carrying Amount
Managed CLOs	$1,380.0	$16.7	$16.7
Third Party Managed CLO	453.5	49.2	49.2

Total	$1,833.5	$65.9	$65.9

(1)	Our maximum exposure to loss in non-consolidated VIEs is limited to our investment.
     Managed CLOs. We own significant variable interests in various managed collateralized loan obligations (“CLOs”) for which we are not the primary beneficiary, and therefore, do not consolidate these entities. We receive management fees for our interest in these CLOs. Our exposure to loss is limited to our capital contributions. Our investments in these VIEs consists of securities and are accounted for at fair value and are included in investments in managed funds on our Consolidated Statements of Financial Condition.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
     Third Party Managed CLO. We have significant variable interests in Babson Loan Opportunity CLO, Ltd., a third party managed CLO. This VIE has assets consisting primarily of senior secured loans, unsecured loans and high yield bonds. Our variable interests in this VIE consists of debt securities. The fair value of our interests in this VIE consist of a direct interest and an indirect interest via Jefferies Finance, LLC. The direct investment is accounted for at fair value and included in financial instruments owned in our Consolidated Statements of Financial Condition.
     Mortgage and Asset-Backed Vehicles. We purchase and sell variable interests in VIEs, which primarily issue mortgage-backed and other asset-backed securities, in connection with our trading and market-making activities. Our variable interests in these VIEs consist of mortgage and asset-backed securities and are accounted for at fair value and included in financial instruments owned on our Consolidated Statements of Financial Condition.
(21) Jefferies Finance LLC
     On October 7, 2004, we entered into an agreement with Babson Capital and MassMutual to form Jefferies Finance LLC (“JFIN”), a joint venture entity created for the purpose of offering senior loans to middle market and growth companies. JFIN is a commercial finance company that provides a broad array of financial products to small and medium-sized businesses. JFIN’s primary focus is the origination and syndication of senior secured debt in the form of term and revolving loans. JFIN can also originate various other debt products such as second lien term, bridge and mezzanine loans as well as related equity co-investments. JFIN also purchases syndicated loans in the secondary market, including loans that are performing, stressed and distressed loan obligations.
     In February 2006, we and MassMutual reached an agreement to double our equity commitments to JFIN. With an incremental $125 million from each partner, the new total committed equity capitalization of JFIN is $500 million. Loans are originated primarily through the investment banking efforts of Jefferies & Company, Inc. with Babson Capital providing primary credit analytics and portfolio management services. As of December 31, 2008, we have funded $107.5 million of our aggregate $250.0 million commitment leaving $142.5 million unfunded. Our investment in JFIN is accounted for under the equity method of accounting and is included in other investments in the Consolidated Statements of Financial Condition. Equity method gains and losses on JFIN are included in principal transactions in the Consolidated Statements of Earnings.
     The following is a summary of selected financial information for JFIN as of and for each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006
Balance Sheet
Total assets	$1,075.4	$1,007.5	$309.9
Total liabilities	890.5	884.1	253.4
Total equity	184.9	123.4	56.5
Our share of total equity	92.4	61.7	28.2
(22) Compensation Plans
     We sponsor the following share-based compensation plans: incentive compensation plan, director plan, employee stock purchase plan and the deferred compensation plan. The fair value of share based awards is estimated on the date of grant based on the market price of our common stock less the impact of selling restrictions subsequent to vesting, if any, and is amortized as compensation expense on a straight-line basis over the related requisite service periods.
     The total compensation cost of all share-based awards was $562.9 million, $145.8 million and $86.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, we had no unrecognized compensation cost related to nonvested share based awards. FASB 123R requires cash flows

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
resulting from tax deductions in excess of the grant-date fair value of share-based awards to be included in cash flows from financing activities. Accordingly, we reflected the excess tax benefit of $6.2 million and $41.7 million related to share-based compensation in cash flows from financing activities for the years ended December 31, 2008 and 2007, respectively.
     We have historically and generally expect to issue new shares of common stock when satisfying our issuance obligations pursuant to share based awards, as opposed to reissuing shares from our treasury stock.
     In addition, we sponsor non-share based compensation plans. Non-share based compensation plans sponsored by us include an employee stock ownership plan and a profit sharing plan.
     The following are descriptions of the compensation plans sponsored by us and the activity of such plans for the years ended December 31, 2008, 2007 and 2006:
     Incentive Compensation Plan. We have an Incentive Compensation Plan (“Incentive Plan”) which allows awards in the form of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, restricted stock units, dividend equivalents or other share-based awards. The plan imposes a limit on the number of shares of our common stock that may be subject to awards. An award relating to shares may be granted if the aggregate number of shares subject to then-outstanding awards (as defined in the Incentive Plan) plus the number of shares subject to the award being granted do not exceed 30% of the number of shares issued and outstanding immediately prior to the grant.
Restricted Stock and Restricted Stock Units
     The Incentive Plan allows for grants of restricted stock awards, whereby employees are granted restricted shares of common stock subject to forfeiture. The Incentive Plan also allows for grants of restricted stock units. Restricted stock units give a participant the right to receive fully vested shares at the end of a specified deferral period. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, allowing a participant to hold an interest tied to common stock on a tax deferred basis. Prior to settlement, restricted stock units carry no voting or dividend rights associated with the stock ownership, but dividend equivalents are paid or accrued to the extent there are dividends declared on our common stock.
     On December 2, 2008, we approved an overall compensation strategy that modified the terms of all outstanding restricted stock and restricted stock units of active employees and addressed the terms of future restricted stock and restricted stock units granted as part of year-end compensation. We modified these awards by removing the service requirement employees must fulfill in exchange for the right to those awards. As such, employees who terminate their employment or are terminated without cause may continue to vest, so long as the awards are not forfeited as a result of the other forfeitures provisions of those awards (i.e. competition). Prior to the modifications, these awards were generally subject to annual ratable vesting upon a five year service requirement, with provisions related to retirement eligibility. As a result of the removal of the service requirements, we accelerated the remaining compensation cost of the outstanding awards to be recognized on the modification date. The total compensation cost recognized in the year ended December 31, 2008 associated with the removal of the service requirements on these outstanding awards was $302.6 million.
     In addition, we granted restricted stock and restricted stock units as part of our year-end compensation on December 30, 2008. As these awards were in compliance with the overall compensation strategy approved on December 2, 2008, and thus did not contain future service requirements, we recognized the compensation expense associated with these awards immediately on the date of grant. The compensation cost associated with the December 30, 2008 grant of restricted stock and restricted stock units was $74.0 million.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
     We also modified the terms of certain restricted stock units to allow for active employees to elect under Section 409A of the Internal Revenue Code to accelerate the distribution of the underlying shares of vested restricted stock units. The accelerated distribution of these shares resulted in incremental compensation expense of $2.5 million recognized during the fourth quarter of 2008.
     The total compensation cost associated with restricted stock and restricted stock units amounted to $561.7 million, $144.4 million and $83.1 million in 2008, 2007 and 2006, respectively.
     The following table details the activity of restricted stock:

		Weighted
	Year Ended	Average Grant
	December 31, 2008	Date Fair Value
	(Shares in 000s)
Restricted stock
Balance, beginning of year	7,317	$25.34
Grants	16,260	$15.54
Forfeited	(2,594)	$20.27
Fulfillment of service requirement	(20,983)	$18.37

Balance, end of period	—	$—

     The following table details the activity of restricted stock units:

			Weighted
	Year Ended		Average Grant
	December 31, 2008		Date Fair Value
	(Shares in 000s)
	Future	No Future	Future	No Future
	Service	Service	Service	Service
	Required	Required (2)	Required	Required
Restricted stock units
Balance, beginning of year	14,879	17,246	$21.18	$10.18
Grants, includes dividends	5,155	1,596 (1)	$14.12	$15.22 (1)
Distribution of underlying shares	—	(3,366)	$—	$12.92
Forfeited	(1,196)	(55)	$20.34	$20.76
Fulfillment of service requirement	(18,838)	18,838	$19.32	$19.32
Grants related to stock option exercises	—	2	$—	$9.67

Balance, end of period	—	34,261	$—	$15.17

(1)	Includes dividend equivalents on restricted stock units declared during the year ended December 31, 2008.

(2)	Represents restricted stock units with no future service requirement, which are still subject to transferability restrictions and may be subject to other forfeiture provisions (i.e., competition).
The aggregate fair value of restricted stock and restricted stock units vested during 2008, 2007 and 2006 was $563.1 million, $182.9 million and $207.6 million, respectively.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
Stock Options
The fair value of all option grants are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for all fixed option grants in 2004: dividend yield of 0.9%; expected volatility of 32.6%; risk-free interest rates of 3.0%; and expected lives of 4.8 years. There are no option grants subsequent to 2004. A summary of our stock option activity for the years ended December 31, 2008, 2007 and 2006 is presented below (amounts in thousands):
Shares in thousands

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	204	$9.87	1,688	$11.02	4,533	$9.75
Exercised	(104)	9.24	(1,484)	11.18	(2,826)	8.98
Canceled	(40)	15.37	—	—	(19)	11.53

Outstanding at end of year	60	7.24	204	9.87	1,688	11.02

Options exercisable at year-end	60	7.24	204	9.87	1,688	11.02
     The total intrinsic value of stock options exercised during 2008, 2007 and 2006 was $0.8 million, $8.2 million and $51.9 million, respectively. Cash received from the exercise of stock options during 2008, 2007 and 2006 totaled $0.8 million, $5.2 million and $17.5 million, respectively, and the tax benefit realized from stock options exercised during 2008, 2007 and 2006 was $0.3 million, $3.3 million and $18.1 million, respectively.
     The table below provides additional information related to stock options outstanding at December 31, 2008:
Dollars and shares in thousands, except per share data

	Outstanding,
	Net of Expected	Options
December 31, 2008	Forfeitures	Exercisable
Number of options	60	60
Weighted-average exercise price	$7.24	$7.24
Aggregate intrinsic value	$409	$409
Weighted-average remaining contractual term, in years	3.93	3.93
     At December 31, 2008, the intrinsic value of vested options was approximately $0.4 million for which tax benefits expected to be recognized in equity upon exercise are approximately $0.2 million.
     Directors’ Plan. We have a Directors’ Stock Compensation Plan (“Directors’ Plan”) which provides for an annual grant to each non-employee director of $100,000 of restricted stock or deferred shares (which are similar to restricted stock units). These grants are made automatically on the date directors are elected or reelected at our annual shareholders’ meeting. These grants vest three years after the date of grant and are expensed over the requisite service period.
     Additionally, the Directors’ Plan permits each non-employee director to elect to be paid annual retainer fees, meeting fees and fees for service as chairman of a Board committee in the form of cash, deferred cash or deferred shares. If deferred cash is elected, interest is credited to such deferred cash at the prime interest rate in effect at the date of each annual meeting of stockholders. If deferred shares are elected, dividend equivalents equal to dividends declared and paid on our common stock are credited to a Director’s account and reinvested as additional deferred shares.
     Employee Stock Purchase Plan. We also have an Employee Stock Purchase Plan (“ESPP”) which we consider non-compensatory effective January 1, 2007. All regular full-time employees and employees who work part-time

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
over 20 hours per week are eligible for the ESPP. Annual employee contributions are limited to $21,250, are voluntary and are made via payroll deduction. The employee contributions are used to purchase our common stock. The stock price used is 95% of the closing price of our common stock on the last day of the applicable session (monthly).
     Deferred Compensation Plan. We also have a Deferred Compensation Plan, which was established in 2001. In 2008, 2007 and 2006, employees with annual compensation of $200,000 or more were eligible to defer compensation on a pre-tax basis by investing it in our common stock at a discount (“DCP shares”) and/or stock options (prior to 2004) or by specifying the return in other alternative investments. We often invest directly, as a principal, in such investment alternatives related to our obligations to perform under the Deferred Compensation Plan. The compensation deferred by our employees is expensed in the period earned. As of the third quarter of 2008, the change in fair value of the specified other alternative investments are recognized in investment income and changes in the corresponding deferral compensation liability are reflected as compensation and benefits expense in our Consolidated Statements of Earnings. Prior financial statement periods have not been adjusted for this change in presentation as the impact of such change does not have a material impact on the related line items within the Consolidated Statements of Earnings for each of the periods presented.
Additionally, we recognize compensation cost related to the discount provided to employees in electing to defer compensation in DCP shares. This compensation cost was $0.9 million, $1.5 million and $1.4 million in 2008, 2007 and 2006, respectively. As of December 31, 2008, there were 5,388,000 DCP shares outstanding under the Plan.
     Employee Stock Ownership Plan. We have an Employee Stock Ownership Plan (“ESOP”) which was established in 1988. We had no contributions and no compensation cost related to the ESOP in 2008, 2007 and 2006.
     Profit Sharing Plan. We have a profit sharing plan, covering substantially all employees, which includes a salary reduction feature designed to qualify under Section 401(k) of the Internal Revenue Code. The compensation cost related to this plan was $9.1 million, $8.9 million and $3.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.
(23) Related Party Transactions
On August 11, 2008, we entered into a Credit Agreement (the “Credit Facility”) with JCP Fund V Bridge Partners, LLC, a Delaware limited liability company ( “the Borrower”), pursuant to which we may make loans to the Borrower in an aggregate principal amount of up to $50.0 million at any time until August 10, 2009. The Borrower is owned by its two managing members, including Brian P. Friedman, one of our directors and executive officers. The loan proceeds may be used by the Borrower to make investments that are expected to be sold to Jefferies Capital Partners V, L.P. (“Fund V”) upon its capitalization by third party investors. Fund V will be managed by a team led by Mr. Friedman.
The final maturity date of the Credit Facility is August 12, 2009, subject to a six-month extension at the option of the Borrower to February 11, 2010. The interest rate on any loans made under the Credit Facility is the Prime Rate (as defined in the Credit Facility) plus 200 basis points, payable at the final maturity date, or upon repayment of any principal amounts, as applicable. The obligations of the Borrower under the Credit Facility are secured by its interests in each investment. As of December 31, 2008, loans in the aggregate principal amount of approximately $31.3 million were outstanding under the Credit Facility and recorded in other investments on the consolidated statements of financial condition.

JEFFERIES GROUP, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
December 31, 2008 and 2007
(24) Selected Quarterly Financial Data (Unaudited)
     The following is a summary of unaudited quarterly statements of earnings for the years ended December 31, 2008 and December 31, 2007 (in thousands of dollars, except per share amounts):

	March	June	September	December	Year
2008
Net revenues	$201,196	$392,082	$274,646	$153,851	$1,021,775
(Loss)/earnings before income taxes	(132,306)	5,469	(53,656)	(699,768)	(880,261)
Net (loss)	(74,414)	1,453	(47,566)	(469,485)	(590,012)
Net (loss) per share:
Basic	$(0.45)	$(0.05)	$(0.18)	$(2.39)	$(3.27)

Diluted	$(0.45)	$(0.05)	$(0.18)	$(2.39)	$(3.27)

2007
Net revenues	$418,809	$465,460	$334,424	$349,397	$1,568,090
Earnings/(loss) before income taxes	103,493	119,490	57,909	(39,415)	241,477
Net earnings/ (loss)	62,835	74,444	36,301	(25,281)	148,299
Net earnings/ (loss) per share:
Basic	$0.40	$0.43	$0.24	$(0.18)	$0.93

Diluted	$0.39	$0.42	$0.24	$(0.18)	$0.92

During the fourth quarter of 2008, we recognized compensation expense of $302.6 million associated with the removal of service requirements on outstanding restricted stock and restricted stock units. For further discussion, refer to Note 22, “Compensation Plans,” in the Notes to the Consolidated Financial Statements.
(25) Subsequent Event (Unaudited)
     On March 27, 2009, we acquired 100% of the membership interests of Depfa First Albany Securities, LLC (“Depfa”), a New York City-based municipal securities firm and broker-dealer that provides integrated investment banking, advisory and sales and trading services. As of March 31, 2009, Depfa has been merged into Jefferies & Company. The Depfa acquisition is being accounted for under the acquisition method of accounting in accordance with FASB 141R, Business Combinations. The effect of the acquisition increased total assets by $52.5 million, including goodwill of $568,000, and increased total liabilities by $14.3 million.